Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EFJ, INC.,

AVANTI ACQUISITION CORP.,

3e TECHNOLOGIES INTERNATIONAL, INC. ,

CHIH-HSIANG LI,

AS STOCKHOLDERS’ AGENT, AND

THE PRINCIPAL STOCKHOLDERS NAMED HEREIN

JULY 10, 2006

i

(continued)

ii

(continued)

iii

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of July 10, 2006 (the “Agreement”), by and among EFJ, Inc., a Delaware corporation (“Acquiror”), Avanti Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), 3e Technologies International, Inc., a Maryland corporation (the “Company”), Chih-Hsiang Li, as Stockholders’ Agent, and Steven Chen, James Whang, Chih-Hsiang Li and AEPCO, Inc. (each a “Principal Stockholder,” and collectively the “Principal Stockholders”). Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

RECITALS

WHEREAS, the Boards of Directors of Acquiror, Merger Sub and the Company each have determined that the acquisition of the Company by Acquiror through the statutory merger of Merger Sub with and into the Company (the “Merger”) is in the best interests of their respective companies and stockholders, and accordingly have approved and adopted this Agreement and approved the transactions contemplated by this Agreement;

WHEREAS, the Boards of Directors of Merger Sub and the Company have determined to recommend that the sole stockholder of Merger Sub and the stockholders of the Company adopt and approve this Agreement and approve the Merger and the transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the capital stock of the Company shall be converted into the right to receive the consideration set forth in Section 1.7(b) herein;

WHEREAS, a portion of the consideration otherwise payable by Acquiror in connection with the Merger shall be placed in escrow by Acquiror as security for the indemnification obligations set forth in this Agreement; and

WHEREAS, the Company and each Principal Stockholders, on the one hand, and Acquiror and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, certain stockholders of the Company, including each of the Principal Stockholders, are entering into Voting Agreements in the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the Maryland Corporate Code (the “MCC”), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. Without limiting the generality of the foregoing, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror.

1.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article 7 hereof, at the offices of EFJ, Inc., 1440 Corporate Drive, Irving, Texas 75038, unless another time or place is mutually agreed upon in writing by Acquiror and the Company (the “Closing Date”). In connection with the Closing, the parties hereto shall cause the Merger to be consummated by duly filing a properly executed articles of merger in substantially the form attached hereto as Exhibit C (the “Articles of Merger”) with the Secretary of State of the State of Maryland, in accordance with the relevant provisions of the MCC. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Articles of Merger has been accepted for filing by the Secretary of State of the State of Maryland, or at such later time as is provided in the Articles of Merger.

1.3 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with MCC and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article Second of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation (which is hereinafter called the “Corporation”) is 3e Technologies International, Inc.”

1.4 Bylaws. The bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the MCC and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers of Surviving Corporation. The directors and officers of the Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6 Directors and Officers of Subsidiaries of Surviving Corporation.

Directors and officers of any subsidiaries of the Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of any subsidiary of the Surviving Corporation, each to hold office in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective certificate of incorporation and bylaws of the Surviving Corporation or equivalent organizational documents of each such subsidiary, and the officers of Merger Sub immediately prior to the Effective Time shall be the and only officers of any subsidiary of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.7 Effect of Merger on Capital Stock.

(a) For purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Adjustment Amount” shall mean, as of the Closing Date: the sum of (A) the Estimated Third Party Expenses (estimated at $1,390,000), (B) the sum of all amounts payable by the Company pursuant to the Settlement Agreement, dated March 23, 2006, by and between the Company and the United States of America (estimated at $1,162,500), (C) the amount of Company Debt (estimated at $1,885,046), (D) the amount of excess and obsolete inventory of the Company (estimated at $0), (E) the sum of all amounts paid or payable by the Company with respect to Governmental Audit settlements and government true-up liabilities for the period from January 1, 2004 through the Closing Date (estimated at $616,321), and (F) any expenses of the Company or the Surviving Corporation associated with payroll, FICA, Medicare and any other similar taxes associated with acceleration or exercise of Company Stock Options (estimated at $236,925), each estimated as set forth above and on Schedule 1.7(a)(i) hereof. The Company shall provide a complete updated accounting of the Adjustment Amount to Acquiror within three (3) days prior to the Closing and such update shall be acceptable to Acquiror.

(ii) “Company Debt” shall mean the amount of any principal, interest, penalties or other payments accrued as of the Closing Date with respect to any of the Company’s outstanding loans, including but not limited to those from Chevy Chase Bank and outstanding loans in Taiwan.

(iii) “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses (as defined in Section 10.2 hereof) payable by the Company estimated as of the Closing Date by the Company in good faith and based on reasonable assumptions as set forth on Schedule 1.7(a)(iii) hereof.

(iv) “Excess Third Party Expenses” shall mean any Third Party Expenses payable by the Company in excess of the Estimated Third Party Expenses, if any.

(v) “Per Share Consideration Amount” shall mean the quotient obtained by dividing (A) the Total Consideration, by (B) the aggregate number of shares of

Company Class A Voting Common Stock and Company Class B Non-Voting Common Stock issued and outstanding plus the number of shares of Company Class B Non-Voting Common Stock issuable upon the exercise of all Company Stock Options and Company Warrants outstanding, each as of immediately prior to the Effective Time.

(vi) “Total Consideration” shall mean an amount equal to $36,000,000 minus the Adjustment Amount.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of the Company Stock, each share of Company Class A Voting Common Stock and Company Class B Non-Voting Common Stock that is issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.7 and throughout this Agreement, including, without limitation, the escrow provisions set forth in Section 1.10 and Article 8 hereof, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Stock (the “Certificate”), such portion of the Total Consideration equal to the Per Share Consideration Amount.

(c) The Company, and on its behalf Acquiror and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are properly deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(d) In the event that any Company Stockholder has outstanding loans from the Company as of the Effective Time, the amount of Total Consideration payable to such Company Stockholder pursuant to this Section 1.7 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Company Stockholder’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.7(d).

(e) No Company Stock Options shall be assumed by Acquiror and all such Company Stock Options shall either be exercised in full prior to the Option Exercise Date or shall be canceled in exchange for cash as provided in this Section 1.7(e). On or as soon as practicable after the date hereof, the Company shall provide all holders of Company Stock Options with notice of the proposed Merger, the date (which shall be no later than three (3) business days prior to the Closing) on which such options must be exercised (the “Option Exercise Date”) and that each outstanding Company Stock Option shall become fully vested and exercisable as of immediately prior to the Effective Time. If not otherwise exercised on or prior to the Option Exercise Date, at the Effective Time, each outstanding and unexercised Company Stock Option shall, upon the terms and subject to the conditions set forth in this Section 1.7 and elsewhere in this Agreement, including, without limitation, the escrow provisions set forth in Section 1.10 and Article 8 hereof, be cancelled in exchange for the right to receive such portion of the Total Consideration equal to the product obtained by multiplying (i) the number of shares of Company Class B Non-Voting Common Stock subject to such Company Stock Option, times

(ii) the excess of the Per Share Consideration Amount over the exercise price per share of such Company Stock Option. Any acceleration of vesting of any Company Stock Options or any lapse of repurchase rights of any shares of Company Stock as a result of the transactions contemplated by this Agreement shall be set forth in Section 2.3(d) of the Company Disclosure Schedule. At the Effective Time, the Company agrees to effect the termination of the Company’s Stock Plan. Notwithstanding the foregoing, no Company Optionholder shall receive any portion of the Total Consideration pursuant to this Section 1.7(e) with respect to Company Stock Options held by it that remain outstanding and unexercised at the Effective Time unless and until such Company Optionholder has executed and delivered to Acquiror an Optionholder Acknowledgement and Waiver.

(f) No Company Warrants shall be assumed by Acquiror and all such Company Warrants shall either be exercised in full prior to the Option Exercise Date or shall be cancelled in exchange for cash as provided in this Section 1.7(f). The Company shall promptly give any notice required in connection with the Merger under any agreements relating to the Company Warrants. If not otherwise exercised on or prior to the Option Exercise Date, at the Effective Time, each outstanding and unexercised Company Warrant shall, upon the terms and subject to the conditions set forth in this Section 1.7 and elsewhere in this Agreement, including, without limitation, the escrow provisions set forth in Section 1.10 and Article 8 hereof, be cancelled in exchange for the right to receive such portion of the Total Consideration equal to the product obtained by multiplying (i) the number of shares of Company Class B Non-Voting Common Stock subject to such Company Warrant, times (ii) the excess of the Per Share Consideration Amount over the exercise price per share of such Company Warrant.

(g) At the Effective Time, all shares of Company Stock that are owned by Company as treasury stock and each share of Company Stock owned by any direct or indirect wholly-owned subsidiary of Company shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Stock that are owned by Acquiror, Merger Sub or any other wholly-owned subsidiary of Acquiror shall be canceled and retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(h) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, $0.001 par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

1.8 Employee Compensation Programs.

(a) In addition to the payment of the Total Consideration, subject to and following the consummation of the Merger, an aggregate of $2,500,000 in equity or cash or a combination thereof at Acquiror’s election will be offered to current or future employees of the Company or its Subsidiaries in an incentive retention program (the “Retention Program”). All amounts payable under the Retention Program shall vest over a three year period such that one-third of the amount of the Retention Program allocated to any participant will be paid on each of the first, second and third anniversaries of the Closing, provided that, in each case, the disbursement of such amounts to a participant will be contingent upon the achievement by such participant of individual performance goals and objectives for such participant as established by the Acquiror for each of such one year periods following the Closing and shall be further contingent upon the continued employment of the participant at each vesting date. Any amount allocated to any Retention Program participant who is no longer employed by the Company or Acquiror as of the date of any disbursement will be retained by Acquiror and will not be reallocated among other Retention Program participants or otherwise paid in connection with such disbursement or any subsequent disbursement. Any amount allocated to any Retention Program participant who fails to achieve the applicable performance goals and objectives with respect to which such amount has been allocated will be retained by Acquiror and will not be reallocated among other Retention Program participants or otherwise paid in connection with any subsequent disbursement. The principle participants in the Retention Program will be determined by the Acquiror and the Company prior to the date hereof. The determination of whether the payments under the Retention Program will be made in cash or equity will be made by Acquiror at or prior to each vesting date. For purposes of the Retention Program, the value of any equity compensation shall be equal to the number of shares of Acquiror common stock subject to the restricted stock, restricted stock unit, or other similar “full value” equity award (other than stock options) multiplied by the closing price of the Acquiror’s common stock on the date of the award.

(b) In addition to the payment of the Total Consideration, subject to and following the consummation of the Merger, the employees of the Company who become employees of Acquiror or the Surviving Corporation at the Closing will be eligible to receive up to an aggregate of $2,500,000 as participants under the Acquiror’s Management Incentive Program. The participation level of each such employee shall be as set forth in the employee’s offer letter and any payments under such program shall be subject to the terms and conditions of the Management Incentive Program.

1.9 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Section 3-202 of the MCC (the “Dissenting Shares”) shall not be converted into or represent a right to receive that portion of the Total Consideration for Company Stock set forth in Section 1.7(b) hereof, but the holder thereof shall only be entitled to such rights as are provided by the MCC.

(b) Notwithstanding the provisions of Section 1.9(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under MCC, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be cancelled and extinguished and thereafter represent only the right to receive that portion of the Total Consideration as set forth in Section 1.7(b) hereof, without interest thereon, and subject to the escrow provisions of Section 1.10 and Article 8 hereof, upon surrender of the certificate representing such shares.

(c) The Company shall give Acquiror (i) prompt notice of any written demand for appraisal received by the Company pursuant to MCC, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Subject to the foregoing, to the extent that Acquiror or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Acquiror shall be entitled to recover, subject to the terms of Article 8 hereof, the amount of such Dissenting Share Payments without regard to the Damage Threshold (as defined in Section 8.3 hereof).

1.10 Escrow.

(a) Acquiror will withhold $3,600,000 of the Total Consideration (the “Base Escrow Amount”) that would otherwise be delivered to the Company Securityholders pursuant to this Agreement and will deliver such Base Escrow Amount to the Escrow Agent to be held by the Escrow Agent as security for the indemnification obligations under Article 8 and pursuant to the provisions of the Escrow Agreement in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”) that is being entered into as of the Effective Time by Acquiror, the Escrow Agent, the Company and the Stockholders’ Agent.

(b) In addition to the Base Escrow Amount, Acquiror will withhold an additional amount of the Total Consideration as set forth under the caption “Total Supplemental Escrow Amount” on Schedule 1.10(b) hereof (the “Supplemental Escrow Amount”) and will deliver such Supplemental Escrow Amount to the Escrow Agent to be held by the Escrow Agent as additional security for the indemnification obligations under Article 8 and pursuant to the provisions of the Escrow Agreement with respect to Damages resulting from any breach of Sections 2.3, 2.32, 2.34 and 3.1, and any Dissenting Share Payments pursuant to Section 1.9. Notwithstanding the foregoing, in the event that any Company Stockholder listed on Schedule 1.10(b) delivers its Stockholder Acknowledgement and Waiver prior to the Closing Date, then the Supplemental Escrow Amount shall be reduced by an amount equal to the value set forth opposite such Company Stockholder’s name on Schedule 1.10(b) under the caption “Supplemental Escrow Amount,” and the portion so reduced shall be included in the portion of the Total Consideration to be paid in accordance with Section 1.11. The aggregate Base Escrow Amount plus the Supplemental Escrow Amount shall be referred to as the “Escrow Amount.”

(c) The Escrow Amount held in escrow to secure the indemnification obligations of the Company Securityholders under the Escrow Agreement shall be referred to as the “Escrow Fund.”

1.11 Surrender of Certificates.

(a) The Secretary of Acquiror, or an institution selected by Acquiror, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Promptly after the Effective Time, Acquiror shall (i) make available to the Exchange Agent for exchange in accordance with this Article 1, the amount of the Total Consideration payable pursuant to Section 1.7(b) hereof and (ii) pay to the Surviving Corporation in accordance with this Article 1 the amount of the Total Consideration payable to all holders of vested and unexercised Company Stock Options pursuant to Section 1.7(e) and all holders of vested and unexercised Company Warrants pursuant to Section 1.7(f), less the Escrow Amount, which shall be deposited with the Escrow Agent as contemplated by Section 1.10 hereof in exchange for outstanding shares of Company Stock.

(c) On or after the Closing Date, the Company shall or shall cause the Exchange Agent to, mail a letter of transmittal (the “Letter of Transmittal”) to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Certified Capitalization Table. After receipt of such Letter of Transmittal, the Company Stockholders will surrender the certificates representing their shares of Company Stock to the Exchange Agent for cancellation together with a duly completed and validly executed Letter of Transmittal. Upon the surrender of a stock certificate representing shares of the Company Stock for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by the Acquiror, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.11(d) hereof, the holder of such stock certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the amount of the Total Consideration (less the portion of the Total Consideration to be deposited in the Escrow Fund on such holder’s behalf pursuant to Sections 1.10 hereof) to which such holder is entitled pursuant to Section 1.7(b) hereof, and all stock certificates so surrendered shall be cancelled. Until so surrendered, each stock certificate representing shares of Company Stock outstanding after the Effective Time will be deemed from and for all corporate purposes thereafter, to evidence only the right to receive the portion of the Total Consideration for which such shares of Company Stock shall have been so exchanged. No payments of any portion of the Total Consideration will be made until the holder of Company Stock surrenders his, her or its stock certificate(s) pursuant hereto.

(d) If any portion of the Total Consideration is to be paid to a Person with a name other than that in which the Company Stock certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(e) Notwithstanding anything to the contrary in this Section 1.11, neither the Exchange Agent, nor the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.12 No Further Ownership Rights in Company Stock. The payment of the Total Consideration paid in respect of the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificates representing shares of Company Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 1.

1.13 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of Total Consideration, if any, as may be required pursuant to Section 1.7(b) hereof; provided, however, that Acquiror may, in its discretion and as a condition precedent to such payment, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct or (b) provide an indemnification agreement in a form and substance acceptable to Acquiror, against any claim that may be made against Acquiror or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.14 Net Assets Adjustment.

(a) For purposes of this Agreement, “Net Assets” as of a certain date shall mean the total assets less the total liabilities of the Company and its Subsidiaries, in each case determined in accordance with GAAP in a manner consistent with the Financial Statements.

(b) As soon as practicable following the Closing Date (but no later than ninety (90) days thereafter), Acquiror will prepare and deliver to the Stockholders’ Agent, a balance sheet of the Company, including a computation of the amount of Net Assets (the “Net Assets Calculation”) as of the Effective Time, prepared in accordance with GAAP and audited by the independent public accounting firm which audits Acquiror’s financial statements; provided that for the purposes of the Net Assets Calculation, such balance sheet shall reflect that the expenses and liabilities which comprise the Adjustment Amount have been paid or otherwise satisfied and shall no longer appear in such balance sheet. If the Stockholders’ Agent agrees with the Net Assets Calculation or does not object to such computation within ten (10) days after receipt of such computation by delivering a Net Assets Objection Notice (as defined below) to Acquiror, the Net Assets Computation shall be deemed to be final and conclusive and shall be binding on the Company, the Stockholders’ Agent and each of the Company Securityholders. If the Stockholders’ Agent disagrees with the Net Assets Calculation, the Stockholders’ Agent shall, within ten (10) days after receipt of the Net Assets Calculation, deliver a notice (an “Net Assets Objection Notice”) to Acquiror setting forth the Stockholders’ Agent’s proposed calculation of the amount of Net Assets as of the close of business on the Closing Date. Acquiror and the Stockholders’ Agent will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the amount of Net Assets, but if they do not obtain a final resolution within thirty (30) days after Acquiror has received the Net Assets Objection Notice, then all amounts remaining in dispute shall be submitted to an independent public accountant (the “Neutral Auditor”) selected by the Stockholders’ Agent and Acquiror within ten (10) days after expiration of such thirty (30) day period. Acquiror and the Stockholders’ Agent will direct the Neutral Auditor to render a determination within sixty (60) days of its retention and Acquiror, the Company, the Stockholders’ Agent, the Principal Stockholders and the employees of Acquiror and the Company will cooperate with the Neutral Auditor during their engagement. The Neutral Auditor will consider only those items and amounts set forth in the Net Assets Objection Notice which Acquiror and the Stockholders’ Agent are unable to resolve; provided that, each of Acquiror and the Stockholders’ Agent shall be entitled to make a presentation to the Neutral Auditor regarding the items and amounts that Acquiror and the Stockholders’ Agent are unable to resolve. In making its determination, the Neutral Auditor shall (i) be bound by the terms and conditions of this Agreement, including without limitation, the definition of Net Assets and the terms of this Section 1.14, and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Acquiror or the Stockholders’ Agent or that is less than the lowest value for such amount claimed by either Acquiror or the Stockholders’ Agent. The determination of the Neutral Auditor will be conclusive and binding upon Acquiror, the Company, the Stockholders’ Agent and each of the Company Securityholders. Acquiror and the Company Securityholders will each pay one half of the fees and expenses of the Neutral Auditor, with the Company Securityholders’ portion to be deducted from the Escrow Fund. The amount of Net Assets, as finally determined pursuant to this Section 1.14, is referred to herein as “Actual Closing Net Assets.”

(c) In the event that the Actual Closing Net Assets is less than $0.00, the Stockholders’ Agent will, as soon as practicable after the determination of the amount of Actual Closing Net Assets but in no event more than two (2) days thereafter, authorize Acquiror and the Escrow Agent to deduct from the Escrow Fund, and the Escrow Agent shall release to Acquiror from the Escrow Fund, an amount equal to (i) $0.00 minus the amount of Actual Closing Net Assets, plus (ii) one-half of the fees and expenses of the Neutral Auditor, if any, incurred pursuant Subsection 1.14(b).

1.15 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Acquiror, Merger Sub, and the officers and directors of the Company, Acquiror and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE PRINCIPAL STOCKHOLDERS

Except as specifically set forth in the disclosure schedule delivered by the Company and the Principal Stockholders to Acquiror at or prior to the execution of this Agreement and dated as of the date hereof (the “Company Disclosure Schedule”), the parts of which are numbered to correspond to the Section numbers of this Agreement, which disclosure shall qualify the representation or warranty in such numbered Section, as well as those in all other Sections of this Agreement to which the applicability of such disclosure would be appropriate and is readily apparent, the Company and, severally and not jointly, each of the Principal Stockholders, hereby represent and warrant to Acquiror and Merger Sub on the date hereof, as follows:

2.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is currently proposed by the Company to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are currently proposed by the Company to be owned and used; (iii) to perform its obligations under all Company Contracts; and (iv) to enter into and perform all of its obligations under the Transactional Agreements to which it is a party.

(b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than the name set forth in its certificate of incorporation, as amended.

(c) The Company is duly qualified and in good standing (as appropriate) as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify and be in good standing would not have a Company Material Adverse Effect. Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company has an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company is qualified to do business.

(d) Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs.

(e) The execution, delivery and performance of the Transactional Agreements to which the Company is a party have been duly authorized by all necessary action on the part of the Company and its board of directors.

(f) Each of the Transactional Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally, and (ii) general principles of equity.

2.2 Certificate of Incorporation and Bylaws; Records.

(a) The Company has delivered to Acquiror accurate and complete copies of: (i) the certificate of incorporation, as amended to date, and bylaws, as amended to date, and other charter documents, each in full force and effect on the date hereof, including all amendments thereto, of the Company; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and the board of directors of the Company. There have been no meetings of the stockholders or the board of directors of the Company that are not reflected in such minutes or other records.

(b) There has not been any violation of any of the provisions of the Company’s charter documents or of any resolutions adopted by the stockholders or the board of directors of the Company and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

(c) The minute books of the Company (copies of which have been provided to Acquiror) are accurate, up to date and complete in all respects.

2.3 Capitalization; Ownership of Stock. Immediately prior to the Effective Time:

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Class A Voting Common Stock, of which 30,080,000 shares are issued and outstanding, and 100,000,000 shares of Company Class B Non-Voting Common Stock, of which 1,672,750 shares are issued and outstanding. As of the date hereof, the outstanding capitalization of the Company is as set forth in Section 2.3 of the Company Disclosure Schedule, including (i) the name of each stockholder, (ii) the number and class of shares held by each stockholder, (iii) the stock certificate numbers and (iv) the address of each stockholder. All of such Company Stock are owned of record by the Company Stockholders, free and clear of any Encumbrances imposed by the Company.

(b) All of the shares of Company Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in compliance with all applicable securities laws and other applicable Legal Requirements.

(c) Section 2.3(c) of the Company Disclosure Schedule contains a list of each equity incentive plan of the Company that is currently in effect. There is no (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. All issued and outstanding options to purchase equity securities have been offered, sold and delivered by the Company in compliance with all applicable securities laws and other Legal Requirements.

(d) Section 2.3(d) of the Company Disclosure Schedule sets forth for all holders of Company Stock Options or restricted Company Stock that is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, (i) the name of the holder of such Company Stock Options or Company Stock, (ii) the exercise price of Company Stock Options and the repurchase price of Company Stock, (iii) the vesting commencement date and vesting terms of such Company Stock Options and the date of purchase and vesting terms of Company Stock, (iv) the number of shares of such Company Stock Options or Company Stock that will accelerate as a result of the transactions contemplated by this Agreement or any other events, and (v) a description of any acceleration provisions.

(e) Since incorporation, the Company has not repurchased, redeemed or otherwise reacquired, and has not agreed, committed or offered (in writing or otherwise) to reacquire, any shares of Company Stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in compliance with the applicable provisions of all applicable Legal Requirements.

(f) The allocation of the Total Consideration set forth in Section 1.7(b) hereof is consistent with the certificate of incorporation of the Company in effect immediately prior to the Effective Time.

2.4 Subsidiaries. Section 2.4(a) of the Company Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Section 2.4(b) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (including the Company’s operations in Taiwan) of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary,” and collectively the “Subsidiaries”). Other than the Subsidiaries, the Company does not have any subsidiaries and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated by it to be conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify and be in good standing would not have a Company Material Adverse Effect. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been delivered to Acquiror. Section 2.4(c) of the Company Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.5 Financial Statements.

(a) The Company has delivered to Acquiror the following financial statements and notes (collectively, the “Financial Statements”):

(i) the audited consolidated balance sheet, income statement and statement of cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003; and

(ii) the unaudited consolidated balance sheet (the “Unaudited Interim Balance Sheet”), income statement and statement of cash flows of the Company and its Subsidiaries at and for the four-month period ended April 30, 2006 (the “Unaudited Interim Financial Statements”).

(b) The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company, present fairly the consolidated financial condition, operating results and cash flows of the Company and the Subsidiaries as of the dates, and for the periods, indicated therein, and have been prepared in accordance with GAAP, subject, in the case of the Unaudited Interim Financial Statements, to the absence of footnotes required by GAAP and to normal recurring year-end adjustments, the effect of which will not be material to the consolidated financial condition, operating results or cash flows of the Company and the Subsidiaries.

(c) Neither the Company nor any Subsidiary has any Liabilities, except for (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable incurred and accrued by the Company or any Subsidiary in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; (iii) those Liabilities incurred in connection with the execution of any of the Transactional Agreements which are not required to be set forth in the Financial Statements in accordance with GAAP; and (iv) Liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and that are set forth on Section 2.5(c) of the Company Disclosure Schedule.

2.6 Absence of Changes. Since the date of the Unaudited Interim Financial Statements, there has not been, occurred or arisen any:

(a) transaction by the Company or any Subsidiaries except in the Ordinary Course of Business;

(b) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

(c) loss, damage or destruction to any of the Company’s assets or any Subsidiary’s assets not covered by insurance;

(d) (i) declaration, accruement, setting aside or payment of any dividend or making any other distribution in respect of any shares of capital stock of the Company or any Subsidiary, or (ii) repurchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or any Subsidiary, except for the repurchase of shares of Company Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

(e) sale or other issuance of any shares of Company Stock or any other securities of the Company or any Subsidiary;

(f) modifications, amendments or changes to the certificate of incorporation or bylaws, other charter documents or organizational documents of the Company or any Subsidiary, and neither the Company nor any Subsidiary has effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) purchase or other acquisition any asset from any other Person by the Company or any Subsidiary, other than in the Ordinary Course of Business;

(h) lease or license of any asset from any other Person by the Company or any Subsidiary, other than in the Ordinary Course of Business;

(i) individual capital expenditures by the Company or any Subsidiary in excess of $25,000;

(j) settlement of any Proceeding including any Governmental Audit or any material development or discussions regarding any such settlement or Governmental Audit;

(k) sale or other transfer, lease or license of any asset to any other Person by the Company or any Subsidiary, other than to customers in the Ordinary Course of Business;

(l) writing off as uncollectible, or establishment of any reserve with respect to, any account receivable of the Company or any Subsidiary;

(m) pledge or hypothecation of any of asset of the Company or any Subsidiary, and neither the Company nor any Subsidiary has otherwise permitted any of its assets to become subject to any Encumbrance except for Permitted Encumbrances;

(n) loan or advance to any other Person by the Company or any Subsidiary, including without limitation, any stockholder (excluding routine advances to employees and consultants for expenses not exceeding $1,000 in any individual case or $5,000 in the aggregate);

(o) (i) establishment or adoption of any Plan by the Company or any Subsidiary or (ii) payment of any bonus or making of any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of the Company and any Subsidiary, and neither the Company nor any Subsidiary has adopted any compensation policies;

(p) entering into, and neither the Company nor the assets owned or used by the Company or any Subsidiary has become bound by, any Contract, other than in the Ordinary Course of Business;

(q) amendment or termination of any Contract by which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is or was bound, or under which the Company or any Subsidiary has or had any material rights or interest;

(r) borrowing or agreement to borrow by the Company or any Subsidiary; change in the contingent obligations of the Company of any Subsidiary by way of guaranty, endorsement, indemnity, warranty or otherwise; or grant of a mortgage or security interest in any property of the Company or any Subsidiary (other than endorsements of checks and indemnities and warranties entered into in the Ordinary Course of Business);

(s) discharge of any Encumbrance or discharge or payment of any indebtedness or other Liability other than the discharge or payment in the Ordinary Course of Business of Liabilities reflected on or reserved against in the Unaudited Interim Balance Sheet;

(t) forgive any indebtedness of the Company or any Subsidiary or otherwise release or waiver of any right or claim;

(u) change in any methods of accounting or accounting practices of the Company or any Subsidiary in any respect (except as required by GAAP);

(v) entry into any transaction by the Company or any Subsidiary or taking any other action outside the Ordinary Course of Business; and

(w) agreement or commitment (in writing or otherwise) by the Company or any Subsidiary, or any officer or employee on behalf of the Company or any Subsidiary, to take any of the actions referred to in clauses (a) through (v) above.

2.7 Title to Assets; Equipment; Real Property, Leases.

(a) Each of the Company and each Subsidiary own, and have good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company or any Subsidiary since the date of the Unaudited Interim Balance Sheet; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company or any Subsidiary excluding inventory or other assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet. All of said assets are owned by the Company or the Subsidiaries free and clear of any Encumbrances, except Permitted Encumbrances.

(b) Section 2.7(b) of the Company Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible and intangible assets owned by or leased to the Company and the Subsidiaries with a value in excess of $1,000 individually or $5,000 in the aggregate.

(c) To the Knowledge of the Company, each asset identified in Section 2.7(b) of the Company Disclosure Schedule (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear and obsolescence excepted); (ii) complies in all material respects, and is being operated and otherwise used in material compliance, with all applicable Legal Requirements; and (iii) is adequate in all respects for the uses to which it is being put.

(d) Neither the Company nor any Subsidiary own any real property or any interest in real property, including any leaseholds created under the real property leases.

(e) Section 2.7(e) of the Company Disclosure Schedule identifies all tangible personal property assets that are being leased or licensed to the Company or any Subsidiary with respect to which annual lease or license payments exceed $10,000.

2.8 Bank Accounts. Section 2.8 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company or any Subsidiary at any bank or other financial institution:

(a) the name and location of the institution at which such account is maintained;

(b) the name in which such account is maintained and the account number of such account;

(c) a description of such account and the purpose for which such account is used;

(d) the balance in such account as of the Closing Date; and

(e) the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company or any Subsidiary.

2.9 Accounts Receivable. Section 2.9 of the Company Disclosure Schedule sets forth an accurate and complete list of all accounts receivable existing as of the date hereof. Each accounts receivable is:

(a) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, other than Permitted Encumbrances, and to the Knowledge of the Company, not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent;

(b) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and

(c) fully collectible and will be collected within sixty (60) days subject to the bad debt reserve reflected on the Unaudited Interim Balance Sheet.

2.10 Accounts Payable. Section 2.10 of the Company Disclosure Schedule sets forth an accurate and complete list of all accounts payable existing as of the date hereof. Each accounts payable is:

(a) a valid and legally binding obligation of the Company or it subsidiaries enforceable in accordance with its terms, free and clear of all Encumbrances except Permitted Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; and

(b) a true and correct statement of the account for merchandise actually purchased and delivered to, or for services actually performed for and accepted by, the Company or its subsidiaries.

2.11 Intellectual Property.

(a) Section 2.11(a) of the Company Disclosure Schedule sets forth all Registered Intellectual Property Rights registered, applied for, or filed or issued in the name of Company or any Subsidiary, or otherwise owned by Company or any Subsidiary. No interference, opposition, reissue, reexamination, or other similar proceeding is pending before any Government Body in which the ownership of any such Registered Intellectual Property Right by the Company or any Subsidiary, or the scope, validity, or enforceability of any such Registered Intellectual Property Right, is being or has been contested or challenged. The Company has no Knowledge of any facts that would render any such Registered Intellectual Property Right invalid or unenforceable. Each of the Company and each Subsidiary have made all filings and payments necessary to maintain all such Registered Intellectual Property that are owned by the Company or any Subsidiary. Each of the Company and each Subsidiary have recorded in a timely manner all assignments to the Company or any Subsidiary of any such Registered Intellectual Property owned by the Company or any Subsidiary with the relevant Government Bodies.

(b) Section 2.11(a) of the Company Disclosure Schedule sets forth each contract or agreement pursuant to which the Company has, as of the date of this Agreement, granted to any other Person any license under, or other right or interest in, any Company Intellectual Property.

(c) Section 2.11(a) of the Company Disclosure Schedule sets forth each contract or agreement pursuant to which any other Person has, as of the date of this Agreement, granted to the Company or any Subsidiary any license under, or other right or interest in, any Intellectual Property or Intellectual Property Rights other than any mass market, commercially available software provided to the Company or any Subsidiary in the Ordinary Course of Business pursuant to standard forms of “shrinkwrap” or “clipwrap” end user license agreements (the “In-Licensed Intellectual Property”).

(d) All current and former employees, independent contractors and consultants of the Company and each of its Subsidiaries have executed a Proprietary Information and Inventions Agreement substantially in the form attached as Exhibit E (the “Proprietary Information and Inventions Agreement”), and all current and former employees of the Company and each of its Subsidiaries have executed agreements regarding non-competition, non-solicitation and non-contravention with respect to the business of the Company. All such agreements constitute valid and binding obligations of the Company or each of its subsidiaries and, to the Knowledge of the Company, such person, fully enforceable in accordance with their respective terms under all applicable laws. To the Knowledge of the Company, no such employee, independent contractor or consultants is in violation thereof. Neither the Company nor any of its subsidiaries believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any employees, independent contractors or consultants of the Company or its subsidiaries made prior to their employment or other engagement by the Company or its subsidiaries, except for inventions, trade secrets or proprietary information identified in Section 2.11(d) of the Company Disclosure Schedule, which have been assigned or licensed to the Company or any Subsidiary. No employee, independent contractor or consultant who has performed services related to the Company’s business or any Subsidiary’s business has, or has claimed in writing to have, any right, title, or interest in any Company Intellectual Property.

(e) Each of the Company and each Subsidiary has taken reasonable steps in accordance with normal industry practice to maintain the value and confidentiality of and otherwise protect its rights in all of its trade secrets and other material confidential information. To the Knowledge of Company, there has been no misappropriation or other unauthorized use or disclosure of any such trade secrets or other material confidential information by any other Person.

(f) Neither the operation of the Company’s business or any Subsidiary’s business as currently conducted or currently proposed by the Company to be conducted in the future, nor the Company’s use or exploitation or any Subsidiary’s use or exploitation of Intellectual Property Rights or Intellectual Property in connection therewith, violates or infringes any Intellectual Property Rights of any other Person. Neither the Company nor any of its subsidiaries has at any time received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property Right of any other Person. To the Company’s Knowledge, no Person is infringing, and no Intellectual Property Rights or Intellectual Property owned or used by any other Person infringes or conflicts with, any Company Intellectual Property. Except for any mass market, commercially available software provided to end user customers in the ordinary course of business pursuant to Company’s standard form of “shrinkwrap” or “clickwrap” end user license agreement, neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person for amounts in excess of the contract value against any charge of infringement, misappropriation or other conflict with respect to any Intellectual Property Rights or Intellectual Property.

(g) There are no agreements requiring the Company or any Subsidiary to pay royalties, honoraria, fees or other payments to any Person by reason of the ownership, use, license, sale or disposition of any Company Intellectual Property.

(h) The Company Intellectual Property and In-Licensed Intellectual Property includes all Intellectual Property Rights and Intellectual Property necessary to conduct their business to the same extent and in the same manner as currently conducted. Such ownership or right to use, and to license others to use, are free and clear of, and without liability under, all claims and right of any Person (other than the licensor, and, to the Company’s Knowledge, any claims and rights of any Person against such licensors).

2.12 Contracts.

(a) Section 2.12(a) of the Company Disclosure Schedule lists all of the Company Contracts.

(b) Each Company Contract is valid and in full force and effect, and is enforceable by the Company or any Subsidiary, as applicable, in accordance with its material terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(c) Neither the Company nor any of its subsidiaries nor, to the Company’s Knowledge, any other party to a Company Contract is in default under any Company Contract except for any default that would not have a Company Material Adverse Effect. No event has occurred, and, to the Company’s Knowledge, no circumstance or condition exists, that would be reasonably likely to (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract except for the passage of time. Neither the Company nor any of its subsidiaries has waived any of its rights under any Company Contract.

(d) (i) Neither the Company nor any of its subsidiaries is a guarantor of and has otherwise agreed to cause, insure or become liable for, and has pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) neither the Company nor any of its subsidiaries has ever been a party to or bound by any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract.

(e) To the Knowledge of the Company, the Company’s performance under the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(f) There are no proposed Contracts as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company or any Subsidiary that would commit the Company or any Subsidiary to deliver goods or provide services with a value in excess of $5,000 and is outstanding.

(g) Neither the Company nor any Subsidiary has provided under any Contract or otherwise any express or implied warranty to any Person with respect to any product or service provided by the Company or any Subsidiary.

(h) No party to any Company Contract has notified the Company or any Subsidiary or made a claim to the effect that the Company or any Subsidiary has failed to perform a material obligation thereunder. In addition, to the Knowledge of each of the Company and each Subsidiary, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company or any Subsidiary.

2.13 Compliance With Legal Requirements.

(a) Each of the Company and each Subsidiary (i) are in compliance with each Legal Requirement that is applicable to it or its products or to the conduct of its business or the ownership or use of any of its assets and (ii) have established a system of controls and procedures, including those related to billing, use of subcontractors and related matters, which are in full compliance with the requirements of each Governmental Body that does business with the Company or any Subsidiary except in the case of subsections (i) and (ii) above for any noncompliance that would not have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company or its subsidiaries of, or a failure on the part of the Company or its subsidiaries to comply with, any Legal Requirement, except such violations or failures as would not have a Company Material Adverse Effect.

(c) Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

(d) To the Company’s Knowledge, there does not exist (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s or any Subsidiary’s ability to record, process, summarize and report financial data (the “Internal Controls”) nor any material weaknesses in the Internal Controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls or in any Subsidiary’s Internal Controls.

(e) Since January 1, 2002, there has been no change in the Company’s Internal Controls or any Subsidiary’s ability, including any corrective actions with regard to significant deficiencies and material weaknesses.

(f) Each of the Company and each Subsidiary are in full compliance with its ethics policy, if any, and no waivers contrary to the ethics policy, exist.

(g) Each of the Company and each Subsidiary have obtained all necessary clearances and are otherwise in full compliance with all requirements of the Defense Security Service (DSS).

2.14 Governmental Authorizations; Compliance with Reporting Standards. Each of the Company and each Subsidiary has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the business of each of the Company and each Subsidiary, except where not having such license, permit, franchise, order or approval would not result in a Company Material Adverse Effect; all are in full force and effect; and no proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any of the foregoing. Each of the Company and each Subsidiary has duly and timely filed (i) all patent clearance reports which are necessary or desirable to protect the rights of the Company and its Subsidiaries in Intellectual Property, (ii) its 2006 budget related to the establishment of its provisional rates, (iii) all documents necessary to qualify the Company and its Subsidiaries as a “small business” and to otherwise qualify for an exemption from the cost accounting standards (“CAS”) regulations (which exemption the Company and its Subsidiaries expect to continue in full force and effect following the Closing).

2.15 Tax Matters.

(a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company or any Subsidiary (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company or any Subsidiary has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. Each of the Company and each Subsidiary has complied with all information and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid over or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company or any Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes being contested in good faith and for which appropriate reserves have been established.

(b) All Tax Returns required to be filed by or on behalf of the Company and its subsidiaries on or prior to the Effective Time (“Company Returns”) (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the date hereof, and all amounts otherwise payable in connection with the Company Returns on or before the date hereof, have been paid. The Company has made available to Acquiror accurate and complete copies of Company Returns filed by the Company and its subsidiaries. Neither the Company nor any of its subsidiaries does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to Acquiror.

(c) The liability of the Company and its subsidiaries for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established in the Ordinary Course of Business reserves for the payment of all Taxes of the Company and its Subsidiaries for all periods since the date of the Financial Statements and has disclosed the dollar amount of such reserves to the Acquiror.

(d) No examination or audit of any Company Return has been conducted by any Governmental Body, nor is any such examination or audit in process, pending or, to the Knowledge of the Company, threatened. The Company has delivered to Acquiror accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns or Taxes of the Company or any Subsidiary has been granted (by the Company or any other Person) that are still in effect, and no such extension or waiver has been requested from the Company or any Subsidiary.

(e) No claim or other Proceeding is pending, or, to the Knowledge of the Company, has been threatened, against or with respect to the Company or any Subsidiary in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Subsidiary. Neither the Company nor any Subsidiary has received a notice that a Company Return has not been filed or that Taxes required to be paid by it have not been paid. The Company has not been, nor will be prior to the Effective Time, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(f) Neither the Company nor any of its subsidiaries has entered into any compensatory agreement or arrangement or Contract with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company or its Subsidiaries pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or 4999 of the Code.

(g) Neither the Company nor any of its subsidiaries is liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company and its subsidiaries, either as a transferee or successor or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state, foreign or local law or regulation (including any arrangement for group consortium relief or similar arrangement). Neither the Company nor any of its subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(h) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

(i) Neither the Company nor any of its subsidiaries has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(j) Neither the Company nor any of its subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Acquiror is not required to withhold Tax on the purchase of the stock of the Company by reason of Section 1445 of the Code.

(k) Neither the Company nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” with respect to a transaction intended to be governed by Section 355 of the Code.

(l) The Company does not have a net operating loss or other Tax attribute presently subject to limitation under Code Section 382, 383, or 384, or the U.S. federal consolidated return regulations.

(m) Neither the Company nor any of its subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), any “confidential corporate tax shelter” within the meaning of Treasury Regulations Section 301.6111-2, or any “potentially abusive tax shelter” within the meaning of Treasury Regulations Section 301.6112-1(b). Company and each of its subsidiaries have disclosed on the Company Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(n) Each of the Company and each Subsidiary at all times have been in compliance with and have utilized the arm’s length standard for course of dealing transactions applicable to controlled taxpayers as contemplated in Section 482 of the Code, the Treasury Regulations promulgated thereunder and any analogous provision of state, local or foreign Tax law. Each of the Company and each Subsidiary have properly and in a timely manner documented its respective transfer pricing methodology as required by Section 6662(e) (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any analogous provisions of state, local or foreign Tax law.

2.16 Employee and Labor Matters.

(a) Section 2.16(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of each of the Company and each Subsidiary (including any employee who is on a leave of absence or on temporary layoff status) (i) the name of such employee and the date as of which such employee was originally hired; (ii) such employee’s title; (iii) such employee’s annualized base salary, target bonus and other compensation, if applicable, as of the date of this Agreement; (iv) each Plan (as defined in Section 2.17 hereof) in which such employee participates or is eligible to participate; and (v) any Governmental Authorization that is held by such employee and that is used in connection with the Company’s business or any Subsidiary’s business.

(b) Section 2.16(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company or any Subsidiary and are classified as “consultants” or “independent contractors,” and the respective compensation of each such “consultant” or “independent contractor.”

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract, or any other Contract to provide severance payments or benefits to any employee upon termination of employment.

(d) Neither the Company nor any of its Subsidiaries has ever been a party to or bound by any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

(e) The employment of each of the Company’s and any Subsidiary’s employees is terminable by the Company or such Subsidiary, respectively, at will without any penalty or severance obligation to Company or such Subsidiary. The Company has delivered to Acquiror accurate and complete copies of all employee manuals and handbooks, policy statements and employment agreements relating to the employment of the current employees of the Company.

(f) To the Knowledge of the Company (i) no employee or consultant of the Company or any Subsidiary intends to terminate his or her employment or service with the Company or such Subsidiary and neither the Company nor any Subsidiary has a present intention to terminate the employment of any employee or the service of any consultant; (ii) to the Company’s Knowledge, no employee or consultant of the Company or any Subsidiary has received in the last two (2) years, nor is currently considering, an offer to join a business that likely would be competitive with the Company’s business; and (iii) no employee or consultant of the Company or any Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee or consultant of any of his or her duties or responsibilities as an employee or consultant of the Company or any Subsidiary, or (B) the Company’s business or operations.

(g) To the Company’s Knowledge, no employee who is a party to any proprietary information, confidentiality, noncompetition, employment or similar agreement with any third party is in breach of such agreement.

(h) Neither the Company nor any Subsidiary has engaged, or ever been engaged, in any unfair labor practice (as defined under the National Labor Relations Act or any comparable law in any jurisdiction outside the United States of America). There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any Subsidiary or any of their employees while employed by the Company or such Subsidiary. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. Company and each

Subsidiary have complied in all material respects with all contractual obligations and Legal Requirements relating to the employment of individuals, immigration, equal employment opportunity, nondiscrimination, wages (including but not limited to the proper classification of as exempt or non-exempt and the payment of any overtime), worker classifications (including proper classification of any independent contractors or consultants), hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, workers’ compensation, leaves of absence, and layoffs and plant closing (including but not limited to any obligations under the Worker Readjustment and Notification Act, 29 U.S.C. § 2101 or any other comparable law in any jurisdiction outside the United States of America). Except as set forth in Company Disclosure Schedule 2.16(h), there has not been, there is not presently existing, and to Company’s Knowledge there is not threatened any Proceeding against or affecting Company or any Subsidiary relating to the alleged violation of any contractual obligation or Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or any other labor or employment dispute or litigation against or affecting Company or any Subsidiary.

(i) Each employee of the Company or any Subsidiary is in compliance with all applicable visa and work permit requirements. No visa or work permit held by an employee of the Company or any Subsidiary will expire during the one year period beginning at the date of this Agreement.

2.17 Benefit Plans; ERISA.

(a) Section 2.17(a) of the Company Disclosure Schedule lists all written (i) Employee Benefit Plans of each of the Company and each Subsidiary, (ii) employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee, consultant or director of the Company or any Subsidiary or any ERISA Affiliate, and (iii) other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any Subsidiary or any ERISA Affiliate maintains, contributes to or has any obligation to or liability for (collectively, the “Plans”).

(b) None of the Plans is a Defined Benefit Plan, and neither the Company nor any Subsidiary nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

(c) None of the Plans is a Multiemployer Plan, and neither the Company nor any Subsidiary nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(d) Neither the Company nor any Subsidiary maintains, contributes to, or has any obligations under any plan, program, or agreement that provides health or other welfare benefits to any employees, former employees, or their beneficiaries after their termination of employment (except for continuation of coverage through the end of the month in which such termination occurs) or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or similar applicable state law.

(e) Each Plan that is an Employee Benefit Plan complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

(f) Benefits under each Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA and excluding any severance or termination pay programs) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any Subsidiary or any ERISA Affiliate, the premiums for which are paid directly by the employer or employee organization from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to any such Plan requires or permits retroactive increase in premiums or payments due thereunder.

(g) All reports, forms and other documents required to be filed with any Governmental Body or furnished to employees with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(h) Each Plan that is intended to be qualified under Section 401(a) of the Code (and any related trust intended to be exempt from tax under Section 501(a) of the Code) is the subject of a favorable IRS determination, notification, or opinion letter issued after January 1, 1997 and has been timely amended, adopted and administered in all material respects in compliance with the applicable provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code. To Company’s Knowledge, nothing has occurred since the issuance of the IRS’s most recent favorable determination letter (or opinion or notification letter, if applicable) that could reasonably be expected to adversely affect the qualification of such Plan or the tax exempt status of its related trust. Company has provided Acquiror with the most recent determination, opinion or notification letter (as applicable) the Internal Revenue Service has issued relating to each such Plan.

(i) All contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made prior to the Closing by the Company or any Subsidiary or the applicable ERISA Affiliate, except contributions for the payroll periods ending during the month in which the Closing occurs.

(j) All insurance premiums required to be paid by the Company, any Subsidiary or any ERISA Affiliates have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for coverage months ending on or before the Closing.

(k) With respect to each Plan:

(i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

(ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan which would have a Company Material Adverse Effect;

(iii) Neither the Company nor any fiduciary of the Company or any Subsidiary has any Knowledge of any facts which could reasonably be expected to give rise to any such action or claim; and

(iv) there are no audits, inquiries, investigations, or proceedings pending or, to the Knowledge of the Company, any Subsidiary or any ERISA Affiliate, threatened by any Governmental Body with respect to any Plan.

(l) Each of the Plans provides that it may be amended or terminated at any time except with respect to benefits protected under Section 411(d) of the Code. None of the Plans are subject to any surrender fees, deferred sales charges, commissions, or other fees upon termination other than the normal and reasonable administrative fees associated with its amendment, transfer or termination. No action or omission of the Company, any Subsidiary, or any of their respective directors, officers, employees, or agents in any way restricts, impairs or prohibits Company or any successor thereto from amending, merging, or terminating any Plan in accordance with the express terms of any such Plan and applicable law.

(m) To Company’s Knowledge, (i) each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409(A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Proposed Regulations issued under Code Section 409A, Fed. Reg. Vol. 70, No. 191, p. 57984 (10/4/2005), and any subsequent guidance relating thereto; and (ii) no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Plan. Section 2.17(m) of the Company Disclosure Schedule lists each such nonqualified deferred compensation plan.

(n) Neither the Company nor any Subsidiary nor any ERISA Affiliate has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA.

(o) True, correct and complete copies of all documents creating or evidencing any Plan listed in the Company Disclosure Schedule including (without limitation) (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all Internal Revenue Service determination, opinion, notification and advisory letters, and all applications and correspondence to or from the Internal Revenue Service or the Department of Labor with respect to any such application or letter; (iii) all written communications to any employee or employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any Subsidiary received by employees in the last three (3) years; (iv) all material correspondence to or from any governmental agency relating to any Plan since January 1, 2002; (v) all COBRA forms and related notices provided since January 1, 2002 (or such forms and notices as required under comparable law); (vi) nondiscrimination test reports for each applicable Plan for the last three (3) years; (vii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Plan for the last three (3) years; and (viii) all reports, forms and other documents required to be filed with any Governmental Body in the last three (3) years (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered to Acquiror. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in the Company Disclosure Schedule.

(p) All expenses and liabilities relating to all of the Plans described in the Company Disclosure Schedule have been, and will on the Closing be fully and properly accrued on the Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

2.18 Environmental Matters. Each of the Company and each Subsidiary are and have been at all times in compliance in all material respects with all Environmental Laws. Each of the Company and each Subsidiary have now and at all times have had all the necessary permits required under Environmental Laws for the operation of its business, and are not and have not been in violation of any of the terms and conditions of any of its permits except for the lack of any permits or violations that would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or other communication (in writing or otherwise) that alleges that the Company or any Subsidiary is not in compliance with any Environmental Law. Neither the Company nor any Subsidiary has generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the properties occupied or controlled by the Company or any Subsidiary on or at any time prior to the date hereof other than common household and office products in de minimis quantities. To the Company’s Knowledge, there are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from any of the properties occupied or controlled by the Company or any Subsidiary, and to the Knowledge of the Company (a) there are no circumstances that may prevent or interfere with the Company’s or any Subsidiary compliance with any Environmental Law and (b) no former owner or user of the properties occupied or controlled by the Company or any Subsidiary engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on properties occupied or controlled by the Company or any Subsidiary.

2.19 Sale of Products; Performance of Services. Neither the Company nor any Subsidiary has made any express warranties or guarantees relating to its products or services that are in effect as of the date hereof. No customer or other Person has ever asserted or threatened to assert any claim against the Company or any Subsidiary (i) under or based upon any warranty provided by or on behalf of the Company or any Subsidiary, or (ii) under or based upon any other warranty relating to any product sold by the Company or any Subsidiary or any services performed by the Company or any Subsidiary. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would be reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

2.20 Insurance. Each of the Company and each Subsidiary maintains with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Company and the Subsidiaries, including without limitation all legally required workers’ compensation insurance and casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and each of the Company and each Subsidiary are otherwise in compliance with the terms of such policies and bonds and all such policies are in full force and effect. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.21 Related Party Transactions.

(a) To the Company’s Knowledge, no Related Party has, and no Related Party has at any time had, any direct or, except as a stockholder of the Company, indirect interest of any nature in any asset used in or otherwise relating to the business of the Company or any Subsidiary;

(b) No Related Party is, or has been indebted to the Company or any Subsidiary;

(c) To the Company’s Knowledge, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company or any Subsidiary and no such Contract, transaction or business dealing of any nature is necessary to operate the business of each of the Company and each Subsidiary as it is currently conducted;

(d) To the Company’s Knowledge, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company in any market served by the Company or any Subsidiary;

(e) To the Company’s Knowledge, no Related Party has any claim or right against the Company or any Subsidiary; and

(f) To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company or any Subsidiary.

(g) To the Company’s Knowledge, no Related Party has engaged in any purchase, sale or other transaction in the common stock of Acquiror since January 1, 2006.

2.22 Proceedings; Orders.

(a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding (i) that involves the Company or any Subsidiary or that otherwise relates to or reasonably likely would affect the Company’s or any Subsidiary’s business or any of the assets owned or used by the Company or any Subsidiary (whether or not the Company or any Subsidiary is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b) No Proceeding has ever been commenced by or against the Company or any Subsidiary, and no Proceeding otherwise involving or relating to the Company or any Subsidiary has been pending or, to the Company’s Knowledge, threatened at any time.

(c) There is no Order to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is subject.

(d) To the Knowledge of the Company, no Principal Stockholder, officer or employee of the Company or any Subsidiary is or was subject to any Order that prohibits or prohibited such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s and each of the Subsidiaries’ business.

(e) There is no Order, or to the Knowledge of the Company, proposed Order that, if issued or otherwise put into effect, (i) likely would have a material adverse effect on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements or (ii) likely would have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

(f) The Company has delivered to Acquiror a true, correct and complete copy of (i) the results of each Governmental Audit of the Company for 2004 and 2005 (to the extent completed and delivered to the Company) together will all related correspondence or other written communications to or from the Company regarding such audit, (ii) all patent clearance reports, (iii) all notices of disbarment or suspension with respect to Contracts from a Governmental Body, (iv) each deficiency letter or findings letter received by the Company or any of its Subsidiaries and (v) all current cost and processing data certifications related to the Company’s status as a sole source supplier.

2.23 Non-Contravention; Consents. Except as set forth in Section 2.23 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transactional Agreements to which the Company or a Principal Stockholder is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s or any Subsidiary charter documents, or (ii) any resolution adopted by the stockholders, the Company’s board of directors or any committee of the Company’s board of directors, if any;

(b) to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is subject;

(c) cause the Company or any Subsidiary to become subject to, or to become liable for the payment of, any Tax;

(d) cause any of the assets owned or used by the Company or any Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Body;

(e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any Subsidiary or any of their employees or that otherwise relates to the Company’s or any Subsidiary’s business or to any of the assets owned or used by the Company;

(f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Company Contracts;

(g) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract (including any release of source code), (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

(h) give any Person the right to any payment by the Company or any Subsidiary or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company or any Subsidiary in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

(i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any Subsidiary.

Except for the filing of the Articles of Merger with the Secretary of State of Maryland, neither the Company nor any Subsidiary will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the Effective Time, such filings, notices and Consents as specifically indicated on Section 2.23 of the Company Disclosure Schedule will have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the execution of this Agreement, all of which shall be made, given or obtained within the time required therefor.

2.24 Customers and Suppliers.

(a) Customers. To the Company’s Knowledge, there has not been any material adverse change in the business relationship of the Company or any Subsidiary with any material customer who accounted for more than five percent (5%) of the Company’s gross sales during the period from January 1, 2004 to date hereof. Section 2.24(a) of the Company Disclosure Schedule sets forth an accurate and complete:

(i) list of the customers of the Company who accounted for ninety percent (90%) or more of the Company’s revenue for each of the last three (3) fiscal years,

(ii) breakdown of the revenues received from each such customer for each of the last three (3) fiscal years, and

(iii) breakdown of all customer deposits in an amount greater than $5,000 held by the Company as of the date of this Agreement.

(b) Suppliers. To the Company’s knowledge, there has not been any material adverse change in the business relationship of the Company or any Subsidiary with any material supplier, sole source supplier or any supplier from whom the Company purchased more than five percent (5%) of the total goods or services which it purchased during the period from January 1, 2004 to the date hereof. Section 2.24(b) of the Company Disclosure Schedule sets forth an accurate and complete:

(i) list of all active suppliers of the Company (e.g., suppliers who have any continuing obligations to the Company or who are owed any payments from the Company),

(ii) breakdown of the amounts paid to each such supplier for each of the last three (3) fiscal years,

(iii) list of all sole source suppliers of significant goods or services to the Company with respect to which practical alternative sources of supply are not available on comparable terms and conditions, and

(iv) breakdown of the amounts paid to each such sole source supplier for each of the last three (3) fiscal years.

(c) Clearances. To the Company’s Knowledge, each customer, supplier and vendor of the Company and it Subsidiaries has all necessary clearances and is otherwise in compliance with the Defense Security Service requirements.

2.25 Brokers. Neither the Company nor, to the Company’s Knowledge, any stockholder has agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.26 Powers of Attorney. Neither the Company nor any Subsidiary has given a power of attorney to any Person.

2.27 Voting Arrangements. To the Company’s Knowledge, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of the capital stock of the Company.

2.28 Board Approval. The board of directors of the Company has, as of the date of this Agreement, unanimously (i) approved, subject to stockholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholders approve this Agreement and the Merger.

2.29 Vote Required. The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding Company Common Stock is the only vote of the holders of any class or series of Company Stock necessary to approve this Agreement and the transactions contemplated hereby.

2.30 Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Company to Acquiror or Merger Sub in, or pursuant to the provisions of, this Agreement, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

2.31 State Takeover Statutes; Stockholder Rights Plan. No state anti-takeover statute or similar charter or bylaw provisions of the Company are applicable to the Merger, this Agreement and the transactions contemplated hereby. The Company is not a party to any “stockholder rights plan” or similar anti-takeover plan or device.

2.32 Certified Capitalization Table. The information contained in the Certified Capitalization Table is complete and correct.

2.33 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Acquiror or its counsel.

2.34 Adjustment Amount. The accounting of the Adjustment Amount provided to the Company pursuant to Section 1.7(a)(i) are accurate and complete in all respects.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Except as specifically set forth in the Company Disclosure Schedule, each of the Principal Stockholders, severally and not jointly, hereby represents and warrants to Acquiror and Merger Sub on the date hereof:

3.1 Ownership of Company Stock. Such Principal Stockholder is the sole record and beneficial owner of the Company Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder’s name in Section 2.3(a) of the Company Disclosure Schedule. Such Company Stock is not subject to any Encumbrances of any kind, and such Principal Stockholder has not granted any rights to purchase such Company Stock to any other person or entity. Each Principal Stockholder has the sole right to transfer such Company Stock to Acquiror. Such Company Stock constitutes all of the Company Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Stock. Upon the Effective Time and assuming the filing and acceptance of the Articles of Merger, in exchange for the Total Consideration paid pursuant to Section 1.7(b) hereof, Acquiror will receive good title to such Company Stock owned by such Principal Stockholder, subject to no Encumbrances retained, granted or permitted by such Principal Stockholder or the Company.

3.2 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder, arising out of or relating to (a) such Principal Stockholder’s beneficial ownership of Company Capital Stock or rights to acquire Company Capital Stock, (b) such Principal Stockholder’s capacity as a Stockholder, (c) the transactions contemplated by this Agreement, (d) any contribution of assets (tangible and intangible) by such Principal Stockholder (or any of its affiliates) to the Company (or any of its affiliates), or (e) any other agreement between such Principal Stockholder (or any of its affiliates) and the Company (or any of its affiliates), nor to the Knowledge of such Principal Stockholder, is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder arising out of or relating to the matters noted in clauses (a) through (e) of the preceding sentence by or before any Governmental Body, nor to the Knowledge of such Principal Stockholder, is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder with respect to which such Principal Stockholder has a contractual right or a right pursuant to MCC to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor, to the Knowledge of such Principal Stockholder, are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.3 Absence of Claims by the Principal Stockholders. Such Principal Stockholder has no claim against the Company whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

3.4 No Conflict. The execution and delivery by such Principal Stockholder of the Transactional Agreements to which it is a party and the consummation of any of the Transactions will not conflict with (a) any provision of the charter documents of such Principal Stockholder if such Principal Stockholder is an entity, (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Stockholder or any of its properties or assets is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Stockholder his, her or its properties or assets.

3.5 Authority. Each Principal Stockholder that is an entity has all requisite power and authority, and each Principal Stockholder that is an individual has capacity, to enter into the Transactional Agreements to which it or he, as the case may be, is a party and to consummate the Transactions. The execution and delivery of the Transactional Agreements to which such Principal Stockholder is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of such Principal Stockholder and no further action is required on the part of such Principal Stockholder to authorize the Transactional Agreements to which it is a party and the Transactions. The Transactional Agreements to which such Principal Stockholder is a party has been duly executed and delivered by such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

The Acquiror and Merger Sub hereby represent and warrant to the Company and the Principal Stockholders on the date hereof as follows:

4.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party.

(b) Merger Sub has been recently formed for the purpose of effecting the Merger and has not conducted any business except in connection with preparation for the Merger. Acquiror owns all of the issued and outstanding capital stock of Merger Sub.

(c) The execution, delivery and performance of each of the Transactional Agreements to which it is a party have been duly authorized by all necessary action on the part of each of Acquiror and Merger Sub, their respective boards of directors, and the sole stockholder of Merger Sub.

(d) Each of the Transactional Agreements to which it is a party constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms and conditions.

4.2 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the Transactional Agreements to which Acquiror or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (a) any of the provisions of Acquiror’s certificate of incorporation or bylaws, (b) Merger Sub’s certificate of incorporation or bylaws, or (c) any resolution adopted by Merger Sub’s sole stockholder, Acquiror’s or Merger Sub’s board of directors or any committee of Acquiror’s or Merger Sub’s board of directors, or Acquiror’s stockholders. With the exception of the filing of the Articles of Merger in the State of Maryland and any necessary filings pursuant to federal or state securities laws or the rules of other Governing Bodies, Acquiror and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

4.3 Ability to Meet Payment Obligations. Acquiror will have sufficient financial resources to meet its payment obligations set forth herein when due and in accordance with the terms set forth herein.

4.4 Brokers. Acquiror has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

ARTICLE 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each of the Company and each Principal Stockholder agrees to conduct the business of the Company and its Subsidiaries, except to the extent that Acquiror shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and any Tax of the Company and its Subsidiaries when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and employees of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. The Company shall promptly notify Acquiror of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement in accordance with its terms or the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, and the Principal Stockholder shall not allow the Company or any of its Subsidiaries to, without the prior written consent of Acquiror, from and after the date of this Agreement:

(a) enter into any commitment, activity or transaction not in the Ordinary Course of Business;

(b) make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $50,000 in the aggregate;

(c) enter into any commitment, activity or transaction of the type described in Section 2.6 hereof;

(d) (A) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity, other than sales of the Company’s products and services to customers in the ordinary course of business consistent with past practice, (B) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (D) change pricing or royalties charged by the Company or any of its Subsidiaries to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(e) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(f) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

(g) commence or settle any litigation or Proceeding including any Governmental Audit;

(h) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Stock;

(i) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Stock (or options, warrants or other rights exercisable therefor);

(j) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except pursuant to the exercise of Company Stock Options outstanding as of the date hereof;

(k) cause or permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(l) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;

(m) sell, lease, license or otherwise dispose of any of its properties or assets, including without limitation the sale of any accounts receivable of the Company or any of its Subsidiaries, other than sales of the Company’s products and services to customers in the ordinary course of business consistent with past practice;

(n) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(o) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(p) make or change any material Tax election; adopt or change any Tax accounting method; settle or compromise any claim or assessment in respect of Taxes; enter into any closing agreement; file any material Company return (including any amended Company return) or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) grant any severance or termination pay (in cash or otherwise) to any employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof and set forth or described in the Company Disclosure Schedule; or

(r) adopt or amend any Employee Benefit Plans, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees except payments made pursuant to standard written agreements outstanding on the date hereof and set forth or described in the Company Disclosure Schedule or except as required by law.

5.2 No Solicitation. Until the earlier of (a) the Effective Time, or (b) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company shall not, and the Principal Stockholders shall not allow, the Company to (nor shall the Principal Stockholders or the Company permit any of the Company’s officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Acquiror and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any Contract, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company and its Subsidiaries, or any amount of the Company Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person in ordinary course commercial transactions concerning the business, technologies or properties of the Company and its Subsidiaries, or afford to any person or entity access to their respective properties, technologies, books or records, not customarily afforded such access in ordinary course commercial transactions, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Stock or assets of the Company and its Subsidiaries, or (iv) enter into any Contract with any person providing for the acquisition of the Company or any of its Subsidiaries, whether by merger, purchase of assets, license, tender offer or otherwise. The Company and each Principal Stockholder shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Acquiror) that are the subject matter of clause (i), (ii), (iii) or (iv) of the foregoing sentence. In the event that the Company, any Principal Stockholder or any of their respective officers, directors, employees, shareholders, agents, representatives or affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii) or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company and each Principal Stockholder or any of their respective officers, directors, employees, shareholders, agents or representatives shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Acquiror thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information (including a copy of any written offer or proposal related thereto) as Acquiror may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Acquiror shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Acquiror may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, shareholder, agent, representative or affiliate of the Company or any Principal Stockholder shall be deemed to be a breach of this Agreement by the Company and each Principal Stockholder.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Termination of Company Plans. If requested by Acquiror, the Company shall, immediately prior to the Closing Date, terminate all Plans designated for termination by Acquiror and shall provide to Acquiror a copy of the resolutions of the Board of Directors of the Company and any plan amendments effecting such termination.

6.2 Access to Information. The Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including the Company’s source code, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Acquiror may reasonably request, and (c) all employees of the Company and its Subsidiaries as identified by Acquiror. The Company agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement between the Company and Acquiror. In this regard, the Company acknowledges that the Acquiror Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and each of the Principal Stockholders acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Acquiror Common Stock in violation of applicable securities laws. Additionally, the Company, each of the Principal Stockholders and Acquiror shall not disclose the terms of the Merger or any Transactional Agreement or any discussions related thereto to any of their respective employees (other than the extent necessary to consummate the transaction contemplated hereby), customers or any other Person without the prior written consent of the other party; provided, however, the Company or Acquiror may disclose such terms and discussions to each respective party’s accounting, legal, and financial advisors who agree to keep such information confidential. The Company shall take reasonable steps to require all Company Securityholders to comply with the provisions of this Section 6.3.

6.4 Public Disclosure. No party hereto shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other parties hereto, except that this restriction shall not apply to any statement or communication by Acquiror which is reasonably necessary or desirable to comply with applicable securities laws and the rules of The Nasdaq Stock Market and Acquiror shall be entitled to issue a press release announcing the transactions contemplated hereby; provided that Acquiror provides the Company with reasonable prior notice of and an opportunity to review any such communication and press release.

6.5 Consents. The Company shall use its commercially reasonably efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are listed in Section 2.23 of the Company Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Acquiror.

6.6 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Acquiror a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Acquiror for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.7 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that the parties shall not be required to agree to any divestiture by them or any of their subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of such parties or their Subsidiaries or affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. In addition, the Company and each Principal Stockholder shall use commercially reasonable efforts to obtain from all lessors, licensors, sublessees and licensees of Leased Real Property estoppel certificates confirming that the applicable lease agreements are in full force and effect and that there are no defaults thereunder.

6.8 Notification of Certain Matters. The Company shall give prompt notice (in any event within three (3) days) to Acquiror of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of the Company or any Principal Stockholder contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company or any Principal Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it respectively hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to Acquiror with respect to any matters so disclosed. No disclosure by the Company pursuant to this Section 6.8 shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.9 Section 280G. The Company shall promptly submit to the Company Stockholders for approval (in a manner satisfactory to Acquiror), by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquiror), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Acquiror evidence satisfactory to Acquiror that (A) a vote of the Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite approval was obtained with respect to any payments and/or benefits that were subject to the vote of the Company Stockholders (the “280G Stockholder Approval”), or (B) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Company Stockholder vote.

6.10 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.11 Statement of Expenses. The Company shall provide Acquiror with a statement of Estimated Third Party Expenses (with reasonable supporting detail) incurred by the Company three (3) business days prior to the Closing Date in form reasonably satisfactory to Acquiror (the “Statement of Expenses”).

6.12 Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and directors of the Company and its Subsidiaries, effective as of the Effective Time.

6.13 Certified Capitalization Table. The Company shall deliver a capitalization table which shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing (the “Certified Capitalization Table”), and which shall separately list, as of the Closing, (a) all Company Stockholders and their respective addresses, the number of shares of Company Stock held by such persons, the date of acquisition of such shares, the amount of cash to be issued to each holder, the amount of cash, if any, to be paid by such stockholder in settlement of outstanding stockholder loans and such other information relevant thereto or which Acquiror or the Exchange Agent may reasonably request, and (b) all holders of Company Stock Options and their respective addresses, the number of shares of Company Stock underlying each such Company Stock Option, the grant dates of such Company Stock Options and the vesting arrangement with respect to such Company Options and such other information relevant thereto or which Acquiror may reasonably request. The Company shall deliver the Certified Capitalization Table to Acquiror three (3) business days prior to the Closing Date.

6.14 Non-Competition Agreements. Concurrently with the execution of this Agreement, each of the Principal Stockholders (other than AEPCO, Inc.) shall have executed and delivered to Acquiror a Non-Competition, Non-Solicitation and Non-Contravention Agreement in the form attached hereto as Exhibit F, which shall be effective on the Closing Date.

6.15 Company Indebtedness. At or prior to the Closing, all Company Debt payable to AEPCO or its affiliates shall be converted to Company Stock and the Company shall pay off or satisfy all other Company Debt in a manner acceptable to Acquiror.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Acquiror to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

(c) Escrow Agreement. The Escrow Agent shall have executed and delivered to the Acquiror and the Company the Escrow Agreement, and such Escrow Agreement shall be in full force and effect.

7.2 Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror and Merger Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of each of the Company and each Principal Stockholder in this Agreement (other than the representations and warranties of each of the Company and each Principal Stockholder as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of the Company and each Principal Stockholder shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Acquiror or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(c) Third Party Consents. The Company shall have delivered to Acquiror all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(c) hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(d) No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect since the date of this Agreement.

(e) Resignation of Officers and Directors. Acquiror shall have received a written resignation from each of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time.

(f) Stockholder Approval. Company Stockholders holding at least 95% of the outstanding shares of Company Stock shall have approved this Agreement, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Stockholder’s Agent and the deposit of the Escrow Amount into the Escrow Fund, and shall have delivered their Stockholder Acknowledgement and Waiver. With respect to any payments that the Acquiror and the Company mutually deem on or prior to date hereof to constitute a Section 280G Payment, the Company Stockholders shall have (i) approved pursuant to the method provided for in the regulations promulgated under Section 280G of the Code any such Section 280G Payments or (ii) shall have voted upon and disapproved such Section 280G Payments, and, as a consequence, such Section 280G Payments shall not be made or provided for in any manner. Company Optionholders holding 100% of the outstanding Company Stock Options shall have delivered their Optionholder Acknowledgement and Waiver. Company Warrantholders holding 100% of the Company Warrants shall have delivered their Warrantholder Acknowledgement and Waiver.

(g) Dissenter’s Rights. Company Stockholders holding no more than 5% of the outstanding shares of Company Stock shall continue to have any right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Stock by virtue of the Merger.

(h) Certificate of the Company and each Principal Stockholder. Acquiror shall have received a certificate, validly executed by the Chief Executive Officer and Chief

Financial Officer of the Company for and on the Company’s behalf and by each Principal Stockholder for and on such Principal Stockholder’s behalf, to the effect that, as of the Closing:

(i) all representations and warranties made by each of the Company and each Principal Stockholder in this Agreement (other than the representations and warranties of each of the Company and each Principal Stockholder as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time;

(ii) all covenants and obligations under this Agreement to be performed or complied with by each of the Company and each Principal Stockholder on or before the Closing have been so performed or complied with in all material respects; and

(iii) the conditions to the obligations of Acquiror and Merger Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(i) Certificate of Secretary of Company. Acquiror shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of the Company, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder, was unanimously approved by the Board of Directors) and the Shareholders approving this Agreement and the consummation of the transactions contemplated hereby.

(j) Certificate of Good Standing. Acquiror shall have received a certificate of good standing from the Secretary of State of the State of Maryland which is dated within a reasonable period prior to Closing with respect to the Company and each of its Subsidiaries.

(k) Certificate of Status of Foreign Corporation; Tax Clearance Certificate. Acquiror shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the States of Pennsylvania, Virginia, Florida and California.

(l) FIRPTA Certificate. Acquiror shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(m) Statement of Expenses. Acquiror shall have received from the Company the final Statement of Expenses pursuant to Section 6.11 hereof.

(n) Indebtedness. All Company Debt payable to AEPCO or its affiliates shall be converted to Company Stock and the Company shall have paid or satisfied all other Company Debt in full or provided payoff letters or such other documentation acceptable to Acquiror in its discretion indicating that payment or satisfaction of any such debt will be contingent upon and effective as of the receipt of sufficient funds at Closing, which amounts shall be stated therein.

(o) New Employment Arrangements. At least 90% of the employees of the Company and its Subsidiaries who are extended an offer of employment with Acquiror (i) shall have entered into “at-will” employment arrangements with Acquiror and/or the Surviving Corporation pursuant to their execution of an offer letter which shall be in full force and effect, (ii) shall have agreed to be employees of Acquiror and/or the Surviving Corporation after the Closing, (iii) shall have executed a proprietary information and invention assignment agreement in the form provided by the Acquiror, which shall include covenants regarding non-competition, non-solicitation and non-contravention with respect to the business of the Company and its Subsidiaries which shall be in full force and effect and (iv) shall be employees of the Company immediately prior to the Effective Time.

(p) Escrow Agreement. Each of the Company and the Stockholders’ Agent shall have executed and delivered to the Acquiror and the Escrow Agent the Escrow Agreement, and such Escrow Agreement shall be in full force and effect.

(q) Certified Capitalization Table. The Company shall have delivered the Certified Capitalization Table to Acquiror and the Exchange Agent at least three (3) business days prior to the Closing Date, which shall have been certified as true and correct by the Chief Executive Officer and Chief Financial Officer of the Company.

(r) Adjustment Amount. The Company shall have delivered a complete accounting of the Adjustment Amount as set forth on Schedule 1.7(a)(i) hereof to Acquiror within three (3) days prior to the Closing Date.

(u) AEPCO Agreement. AEPCO shall have entered into an agreement with Acquiror pursuant to which AEPCO agrees to non-competition, non-solicitation and non-contravention restrictions with respect the business of the Company and it Subsidiaries, in a form acceptable to Acquiror.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror and Merger Sub in this Agreement (other than the representations and warranties of Acquiror and Merger Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Acquiror. The Company shall have received a certificate executed on behalf of Acquiror by a duly authorized officer for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Acquiror and Merger Sub in this Agreement (other than the representations and warranties of Acquiror and Merger Sub as of a specified date, which shall be true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and

(ii) all covenants and obligations under this Agreement to be performed by Acquiror and Merger Sub on or before the Closing have been so performed in all material respects.

ARTICLE 8

ESCROW AND INDEMNIFICATION

8.1 Indemnification.

(a) From and after the Effective Time, the Company Securityholders (the “Company Securityholder Indemnifying Parties”) shall severally and not jointly, up to their respective Pro Rata Amounts, indemnify, defend and hold Acquiror and its officers, directors, and affiliates, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless against claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense and diminution in value (collectively, “Damages”) that the Indemnified Parties (or any of them) has incurred by reason of (collectively, the “Company Securityholder Indemnification Obligations”) (i) the breach or alleged breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document, schedule or certificate delivered by the Company pursuant hereto (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Damages no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “Knowledge” contained therein), (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii) any Excess Third Party Expenses, (iv) any Dissenting Share Payments, or (v) any payment or consideration arising under any consents, waivers or approvals of any party under any Contract as are required in connection with the Merger or for any such Contract to remain in full force or effect following the Effective Time (“Consent Payments”). In addition to the foregoing, each Company Securityholder shall, subject to the limitations set forth herein, be fully liable to the Indemnified Parties for any Damages relating to such Company Securityholder’s willful misrepresentation or fraud in connection with such Company Securityholder’s individual representations and warranties set forth herein or in any document delivered by such Company Securityholder to the Acquiror, and the transactions contemplated under this Agreement and in connection with the Merger.

(b) In addition to the Company Securityholder Indemnification Obligations, the Principal Stockholders shall indemnify, defend and hold the Indemnified Parties harmless against any Damages that the Indemnified Parties (or any of them) has incurred by reason of (i) the breach or alleged breach by such Principal Stockholder of the representations and warranties set forth in Article 3 hereto (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Damages no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “Knowledge” contained therein), or

(ii) any failure by the Principal Stockholders to perform or comply with any covenant applicable to any of them contained in this Agreement; provided, however, that any indemnification obligations arising from Damages relating to a Principal Stockholder’s breach of his, her or its representations and warranties in Article 3 or his, her or its breach of any covenants applicable to him, her or it shall be borne solely by the individual Principal Stockholder breaching such representations or warranties and/or covenants, but only up to such individual Principal Stockholder’s Pro Rata Amount of the Total Consideration (collectively, the “Principal Stockholder Indemnification Obligations”).

(c) The Company Securityholder Indemnifying Parties and the Principal Stockholders shall collectively be referred to as “Indemnifying Parties.”

(d) Any payment pursuant to this Section 8.1 shall be treated as an adjustment to the purchase price for the Merger, except as otherwise required by applicable law.

8.2 Escrow Fund. As security for the indemnities in Section 8.1, the Escrow Amount shall be deposited with the Escrow Agent within ten (10) business days of the Closing, such deposit to constitute the Escrow Fund to be governed by the terms set forth in this Article 8 and in the Escrow Agreement.

8.3 Damage Threshold.

(a) Notwithstanding the foregoing, the Indemnifying Parties shall have no liability under Section 8.1 and the Indemnified Parties may not receive any cash from the Escrow Fund unless and until an Officer’s Certificate or Certificates for an aggregate amount of Damages in excess of $125,000 (the “Damage Threshold”) has been delivered to the Stockholders’ Agent and to the Escrow Agent; provided, however, that after an Officer’s Certificate or Certificates for an aggregate amount in excess of the Damage Threshold has been delivered, the Indemnified Parties shall be entitled to receive the entire amount of any Officer’s Certificate or Certificates for Damages identified in such Officer’s Certificate or Certificates without reduction for the Damage Threshold; provided further, that the full amount of any of Indemnified Party’s Damages incurred in connection with any willful misrepresentation or fraud, any breach of Sections 2.3, 2.15, 2.25, 2.32, 2.34 and 3.1, any Dissenting Share Payments pursuant to Section 1.9, any Excess Third Party Expenses, any Consent Payments and any DCAA Audit Adjustment shall be deducted by the Indemnified Parties from the Escrow Fund without regard to the Damage Threshold in this Section 8.3.

(b) The Indemnifying Parties’ indemnity obligations for Damages under this Agreement shall be limited, in the aggregate, to an amount equal to the sum of the Escrow Amount plus thirty percent (30%) of the Total Consideration (the “Cap”). Any indemnification payments required to be made by the Indemnifying Parties hereunder shall be made first from the Escrow Fund until the Escrow Fund has been exhausted, and then the indemnity obligations of the Indemnifying Parties shall be satisfied by the other assets of the Indemnifying Parties. Notwithstanding the foregoing, the indemnity obligations for Damages under this Agreement incurred in connection with any willful misrepresentation or fraud, any breach of the representations and warranties in Sections 2.11 and 2.19, any allegations by a Governmental Body that the Company or any of its Subsidiaries submitted or caused to be submitted to any

Governmental Body false claims for payment under Contracts with a Governmental Body or any other Person, the disbarment or exclusion of the Company or its Subsidiaries from engaging in contracting with any Governmental Body as a result of conduct occurring prior to the Closing, or any Proceeding that relates to a product liability or similar claim brought with respect to products or services sold or provided by the Company or any Subsidiary prior to the Closing, shall not be subject to the Cap, provided that in no case shall the aggregate indemnity obligations for Damages for such matters under this Agreement exceed the amount of the Total Consideration, except in the case of Damages resulting from willful misrepresentation or fraud, which shall not be limited.

8.4 Escrow Periods.

(a) The Escrow Fund shall commence on the Closing Date and terminate on the later to occur of (i) the one (1) year anniversary of the date of the Effective Time and (ii) ten (10) days after the completion and delivery to Acquiror of the DCAA audit of the Company for the year ended December 31, 2005 or such earlier date (which is not expected to be later than November 30, 2007) on which the Acquiror and the Stockholders’ Agent mutually agree on the expected results of the DCAA audit for such year (the “Expiration Date,” and the period between the Closing and the Expiration Date shall be referred to as the “Escrow Period”), provided, however, that the portion of the Base Escrow Amount, which, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders’ Agent and the subsequent resolution of the matter in the manner provided in Section 8.7, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Stockholders’ Agent prior to termination of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved, or, if earlier, until released in accordance with Section 8.1 above and 8.5 below.

(b) The portion of the Escrow Fund that is comprised of the Supplemental Escrow Amount shall terminate on the earlier of (i) the date on which the Company has received the Stockholder Acknowledgement and Waivers from all of the Company Stockholders, or (ii) the Expiration Date (the “Supplemental Expiration Date”). Notwithstanding the foregoing, in the event that any Company Stockholder listed on Schedule 1.10(b) delivers a Stockholder Acknowledgement and Waiver (i) after the Closing but before the ninetieth (90th) day after the Closing Date (the “Supplemental Escrow Release Date”), a portion of the Supplemental Escrow Amount equal to the aggregate values set forth opposite such Company Stockholder’ names on Schedule 1.10(b) under the caption “Supplemental Escrow Amount” shall be released from the Escrow Fund in accordance with the terms of the Escrow Agreement within five (5) business days after the Supplemental Escrow Release Date and (ii) after the Supplemental Escrow Release Date but before the Supplemental Expiration Date, a portion of the Supplemental Escrow Amount equal to the aggregate values set forth opposite such Company Stockholder’ names on Schedule 1.10(b) under the caption “Supplemental Escrow Amount” shall be released from the Escrow Fund in accordance with the terms of the Escrow Agreement within five (5) business days after the Supplemental Expiration Date; provided, however, that in each such case such amounts shall be reduced by any amounts in the Escrow Fund necessary to satisfy any indemnification obligations under Article 8 with respect to Damages resulting from any breach of Sections 2.3, 2.32, 2.34 and 3.1, and any Dissenting Share Payments pursuant to Section 1.9 set forth in any Officer’s Certificate (as defined below) delivered on or prior to the Supplemental

Expiration Date or the Supplemental Escrow Release Date, as applicable. Any portion of the Supplemental Escrow Amount that remains in the Escrow Fund on the Expiration Date shall be delivered to the Acquiror within five (5) days after the Expiration Date in accordance with the Escrow Agreement.

8.5 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an “Officer’s Certificate”):

(i) Stating the aggregate amount of Acquiror’s Damages or an estimate thereof, in each case to the extent known or determinable at such time, and

(ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, then the Escrow Agent shall, subject to the provisions of Sections 8.3, 8.7 and 8.8 hereof, deliver to Acquiror or any other Indemnified Party out of the Escrow Fund, as promptly as practicable, a portion of the Escrow Amount having a value equal to such Damages, all in accordance with the Escrow Agreement and Section 8.6 below.

8.6 Objections to Claims to Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of any portion of the Escrow Amount pursuant to Section 8.5 unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the portion of the Escrow Amount in the Escrow Fund in accordance with Section 8.5, provided that no such delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

8.7 Resolution of Conflicts.

(a) In case the Stockholders’ Agent shall object in writing to any claim or claims made in any Officer’s Certificate, the Acquiror shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if Acquiror has requested delivery of a portion of the Escrow Amount, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the portion of the Escrow Amount from the Escrow Fund in accordance with the terms of the memorandum.

(b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror (on the one hand) and the Stockholders’ Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Sections 8.1 through 8.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the American Arbitration Association. Any arbitration shall be held in Dallas County, Texas. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator).

8.8 Stockholders’ Agent.

(a) Chih-Hsiang Li is constituted and appointed as agent (the “Stockholders’ Agent”) for and on behalf of the Company Securityholders to give and receive notices and communications, to authorize delivery to the Indemnified Parties of the portion of the Escrow Amount from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Company Stock from time to time upon not less than ten (10) days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive reasonable reimbursement for fees and expenses incurred in good faith arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement, such fees and expenses shall be deducted from the Escrow Fund. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Company Securityholders. If the Stockholders’ Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of Company Securityholders, then Company Securityholders shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Acquiror of the identity of such successor. Any such successor shall become the “Stockholders’ Agent” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Principal Stockholders holding a majority in interest of the Company Stock held by all of the Principal Stockholders.

(b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Securityholders shall severally and not jointly indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement.

(c) The Stockholders’ Agent shall have reasonable access to information about Company and Acquiror and the reasonable assistance of Company’s and Acquiror’s officers and employees for purposes of performing its duties and exercising its rights under this Article 9, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Company or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

8.9 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all of the Company Securityholders and shall be final, binding and conclusive upon each such Company Securityholder, and the Escrow Agent and the Indemnified Parties may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Company Securityholder. The Escrow Agent and the Indemnified Parties are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

8.10 Claims. In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party believes may result in a demand against the Indemnifying Parties, Acquiror shall notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent and the Indemnifying Parties shall be entitled, at their expense, to participate in any defense of such claim. An Indemnified Party shall have the right in its sole discretion to settle any such claim; provided, however, that such Indemnified Party may not effect the settlement of any such claim without the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders’ Agent has consented to any such settlement, the Stockholders’ Agent shall have no power or authority to object to the amount of any claim by such Indemnified Party against the Indemnifying Parties for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Stockholders’ Agent.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination.

This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Acquiror;

(b) by Acquiror or the Company if the Closing Date shall not have occurred by August 15, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act (including the Principal Stockholder and the Subsidiaries with respect to the Company) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Acquiror if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Body that would make consummation of the Closing illegal;

(d) by Acquiror if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body, which would: (i) prohibit Acquiror’s ownership or operation of any portion of the business of the Company; or (ii) compel Acquiror or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Acquiror as a result of the Merger;

(e) by Acquiror if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2 hereof would not be satisfied and such breach has not been cured within fifteen (15) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by the Company if none of the Company, its Subsidiaries or the Principal Stockholder is in material breach of their respective obligations under this Agreement and the Related Agreements and there has been a breach of any representation, warranty, covenant or agreement of Acquiror contained in this Agreement such that the conditions set forth in Section 7.3 hereof would not be satisfied and such breach has not been cured within fifteen (15) calendar days after written notice thereof to Acquiror; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g) by Acquiror if there is a Company Material Adverse Effect.

9.2 Effect of Termination; Payment of Expenses.

In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 6.3, Section 6.4, and Article 10 hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 9. Notwithstanding the foregoing, in the event that Acquiror terminates this Agreement pursuant to Section 9.1(b), Section 9.1(c) but only if such action is initiated or facilitated by the Company or an Affiliate of the Company, Section 9.1(d) but only if such action is initiated or facilitated by the Company or an Affiliate of the Company, Section 9.1(e) or Section 9.1(g), then the Company shall pay to Acquiror in immediately available funds the amount of all Third Party Expenses incurred by Acquiror in connection with the transactions contemplated hereby in an amount up to $500,000 and such payment shall be made within three (3) business days following the date Acquiror delivers notice of the amount of such expenses to the Company.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the Company and the Principal Stockholders contained in this Agreement shall not be deemed waived or otherwise affected by any investigation made on or behalf of the Acquiror and such representations, warranties, covenants and agreements shall survive until the Expiration Date, except for the representations, warranties, covenants and agreements set forth in Sections 2.3, 2.11, 2.15, 2.17, 2.22, 2.25, 2.32 and 2.34 which shall survive until the expiration of the applicable statute of limitations period. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall survive until the Expiration Date, except for covenants and agreements which by their terms must be performed after the Expiration Date.

10.2 Fees and Expenses. All costs and expenses incurred by a party to this Agreement in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants (the “Third Party Expenses”), shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the amount of Total Consideration shall be reduced by an amount equal to the Estimated Third Party Expenses, and any Excess Third Party Expenses shall be subject to Acquiror’s rights to indemnity for such Excess Third Party Expenses as provided in Section 8.1 hereof.

10.3 Transfer Taxes. Each Company Securityholder shall be individually responsible for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

10.4 Tax Returns. Each Principal Stockholder shall cooperate reasonably with Acquiror in connection with the preparation, execution and filing of all Tax Returns and shall make themselves reasonably available in a timely manner to execute such Tax Returns.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when faxed (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

3e Technologies International, Inc.

700 King Farm Boulevard, Suite 600

Rockville, Maryland 20850

Attention: Chief Executive Officer

Fax: (301) 670-6989

with a copy to:

Cooley Godward LLP

11951 Freedom Drive

Reston, Virginia 20190-5656

Facsimile: (703) 456-8100

Attn: Michael R. Lincoln, Esq.

if to the Stockholders’ Agent:

3e Technologies International, Inc.

700 King Farm Boulevard, Suite 600

Rockville, Maryland 20850

Attention: Chih-Hsiang Li

Fax: (301) 670-6989

if to Acquiror or Merger Sub:

EFJ, Inc.

1440 Corporate Drive

Irving, TX 75038-2401

Attention: General Counsel

Fax: (972) 819-0639

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

8911 Capital of Texas Highway

Westech 360, Suite 3350 Austin, Texas 78759

Attention: J. Robert Suffoletta

Fax: (512) 338-5499

10.6 Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

10.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.9 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

10.10 Waiver.

(a) Except as set forth in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) Except as set forth in this Agreement, no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror, Merger Sub, the Company, each Principal Stockholder and the Stockholders’ Agent.

10.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.13 Parties in Interest. Except for the provisions of Article 8 hereof applicable to the Company Securityholders, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.14 Entire Agreement. The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

10.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of Acquiror, Merger Sub, and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, and each Principal Stockholder and the Stockholders’ Agent has executed this Agreement, all as of the date first above written.

EFJ, INC.

By:	/s/ Michael E. Jalbert

Name: Michael E. Jalbert

Title: Chairman and

Chief Executive Officer

AVANTI ACQUISITION CORP.

By:	/s/ Jana Ahlfinger Bell

Name: Jana Ahlfinger Bell

Title: Secretary

3e TECHNOLOGIES INTERNATIONAL, INC.

By:	/s/ Chih-Hsiang Li

Name: Chih-Hsiang Li

Title: Chief Executive Officer

STOCKHOLDERS’ AGENT:

/s/ Chih-Hsiang Li

Chih-Hsiang Li

AGREEMENT AND PLAN OF MERGER

PRINCIPAL STOCKHOLDERS

AEPCO, INC.

By:	/s/ James S. Whang

Name: James S. Whang
Title: President

/s/ Steven Chen
Steven Chen

/s/ James S. Whang
James S. Whang

/s/ Chih-Hsiang Li
Chih-Hsiang Li

AGREEMENT AND PLAN OF MERGER

INDEX OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	Certain Definitions

Exhibit B	Form of Voting Agreement

Exhibit C	Form of Articles of Merger

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Company Proprietary Information and Inventions Agreement

Exhibit F	Form of Noncompetition, Non-Solicitation and Non-Contravention Agreement

Schedules:

Schedule 1.7(a)(i)	Adjustment Amount

Schedule 1.7(a)(iii)	Estimated Third Party Expenses

Schedule 1.10(b)	Supplemental Escrow Amount

Company Disclosure Schedule

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquiror. “Acquiror” shall have the meaning specified in the first paragraph of the Agreement.

Adjustment Amount. “Adjustment Amount” shall have the meaning specified in Section 1.7(a)(i) of the Agreement.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule and all Exhibits), as it may be amended from time to time.

Articles of Merger. “Articles of Merger” shall have the meaning specified in Section 1.2 of the Agreement.

Base Escrow Amount. “Base Escrow Amount” shall have the meaning specified in Section 1.10(a) of the Agreement.

Certified Capitalization Table. “Certified Capitalization Table” shall have the meaning specified in Section 6.13 of the Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.2 of the Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.2 of the Agreement.

COBRA. “COBRA” shall mean Consolidated Omnibus Budget Reconciliation Act of 1985.

Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. The “Company” shall have the meaning specified in the first paragraph of the Agreement.

Company Class A Voting Common Stock. “Company Class A Voting Common Stock” shall mean the Class A Voting Common Stock, par value $0.001 per share, of the Company.

Company Class B Non-Voting Common Stock. “Company Class B Non-Voting Common Stock” shall mean the Class B Non-Voting Common Stock, par value $0.001 per share, of the Company.

Exhibit A-1

Company Contract. “Company Contract” shall mean any Contract:

(a) to which Company or any Subsidiary is a party;

(b) by which the Company or any of their assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

(c) under which the Company has or may acquire any right or interest.

Company Debt. “Company Debt” shall have the meaning specified in Section 1.7(a)(ii) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall have the meaning specified in Article 2 of the Agreement.

Company Intellectual Property. “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company or any Subsidiary.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), liabilities, operations, results of operations, condition (financial or otherwise), prospects or capitalization of the Company of any Subsidiary, other than, any change in legal requirements or GAAP after the date hereof applicable to the Company.

Company Optionholders. “Company Optionholders” shall mean a holder of Company Stock Options, each of whom is listed on Section 2.3(d) of the Company Disclosure Schedule hereto, along with the number of Company Stock Options held by each such holder.

Company Returns. “Company Returns” shall have the meaning specified in Section 2.15(b) of the Agreement.

Company Securityholders. “Company Securityholders” shall mean, collectively, the Company Stockholders, the Company Optionholders and the Company Warrantholders.

Company Stock. “Company Stock” shall mean the Company Class A Voting Common Stock and Company Class B Non-Voting Common Stock, and any other shares of capital stock of the Company.

Company Stockholder. “Company Stockholder” shall mean a holder of Company Class A Voting Common Stock or Company Class B Non-Voting Common Stock, each of whom is listed on Section 2.3(a) of the Company Disclosure Schedule hereto, along with the number of shares held by each such holder.

Company Securityholder Indemnification Obligations. “Company Securityholder Indemnification Obligations” shall have the meaning specified in Section 8.1(a) of the Agreement.

Exhibit A-2

Company Securityholder Indemnifying Party. “Company Securityholder Indemnifying Party” shall have the meaning specified in Section 8.1(a) of the Agreement

Company Stock Options. “Company Stock Options” shall mean any issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Stock (whether or not vested) held by any Person.

Company Stock Plan. “Company Stock Plan” shall mean the Company’s Stock Award and Option Plan, dated April 6, 2001, as revised on December 4, 2002.

Company Warrantholders. “Company Warrantholders” shall mean the holders of Company Warrants, each of whom is listed on Section 2.3(d) of the Company Disclosure Schedule hereto, along with the number of Company Warrants held by each such holder.

Company Warrants. “Company Warrants” shall mean any issued and outstanding warrants (including commitments to grant warrants, but excluding Company Stock Options) to purchase or otherwise acquire Company Stock (whether or not vested) held by any Person.

Confidentiality Agreement. “Confidentiality Agreement” means the nondisclosure agreement between Acquiror and the Company dated as of April 3, 2006.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Consent Payments. “Consent Payments” shall have the meaning specified in Section 8.1(a) of the Agreement.

Contract. “Contract” shall mean, with respect to any Person, any legally binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

Damage Threshold. “Damage Threshold” shall have the meaning specified in Section 8.3 of the Agreement.

Damages. “Damages” shall have the meaning specified in Section 8.1(a) of the Agreement.

DCAA Audit Adjustment. “DCAA Audit Adjustment” shall mean the actual amount payable by the Company upon the completion and receipt of the DCAA audit for the year ended December 31, 2005 and for the year ended December 31, 2006 (but in the case of the year ended December 31, 2006, only with respect to the period beginning January 1, 2006 and ending on the Closing Date) less $616,321, which is the estimated amount of the DCAA audit adjustment for the period from January 1, 2005 to the Closing Date.

Exhibit A-3

Defined Benefit Plan. “Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

Dissenting Shares. “Dissenting Shares” shall have the meaning specified in Section 3.3(a) of the Agreement.

Dissenting Share Payments. “Dissenting Share Payments” shall have the meaning set forth in Section 1.9(c) of the Agreement.

Effective Time. “Effective Time” shall have the meaning specified in Section 1.2 of the Agreement.

Employee Benefit Plan. “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of worker safety or the environment.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

Escrow Agent. “Escrow Agent” shall mean JP Morgan, Chase Bank, N.A., or another institution acceptable to Acquiror and the Stockholders’ Agent.

Escrow Agreement. “Escrow Agreement” shall have the meaning specified in Section 1.10(a) of the Agreement.

Exhibit A-4

Escrow Amount. “Escrow Amount” shall have the meaning specified in Section 1.10(b) of the Agreement.

Escrow Fund. “Escrow Fund” shall have the meaning specified in Section 1.10(c) of the Agreement.

Escrow Period. “Escrow Period” shall have the meaning specified in Section 8.4 of the Agreement.

Estimated Third Party Expenses. “Estimated Third Party Expenses” shall have the meaning specified in Section 1.7(a)(iii) of the Agreement.

Excess Third Party Expenses. “Excess Third Party Expenses” shall have the meaning specified in Section 1.7(a)(iv) of the Agreement.

Exchange Agent. “Exchange Agent” shall have the meaning specified in Section 1.11(a) of the Agreement.

Expiration Date. “Expiration Date” shall have the meaning specified in Section 8.4 of the Agreement.

Financial Statements. “Financial Statements” shall have the meaning specified in Section 2.5(a) of the Agreement.

FIRPTA Compliance Certificate “FIRPTA Compliance Certificate” shall have the meaning specified in Section 6.6 of the Agreement.

GAAP. “GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis across all periods presented.

Governmental Audit. “Governmental Audit” shall mean any DCAA audit, collateral audit, governmental property audit, time sheet audit or other audit conducted by a Governmental Body with respect to the business of the Company or any Subsidiary.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, registration, qualification or authorization that is issued, granted, given or otherwise delivered by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

Exhibit A-5

(b) federal, state, local, municipal, foreign or other government, including the European Union and Taiwan;

(c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d) multinational organization or body; or

(e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, Judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and “source,” “special nuclear,” and “by-product” material as defined in the Atomic Energy Act of 1954, 42 U.S.C. §§ 2011 et seq.

Indemnified Parties. “Indemnified Parties” shall have the meaning specified in Section 8.1(a) of the Agreement

Indemnifying Parties. “Indemnifying Parties” shall have the meaning specified in Section 8.1(c) of the Agreement.

Intellectual Property. “Intellectual Property” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, (ix) Technology, and (x) any and all instantiations of the foregoing in any form and embodied in any media.

Intellectual Property Rights. “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

Exhibit A-6

Internal Controls. “Internal Controls” shall have the meaning specified in Section 2.13(d) of the Agreement.

Knowledge. “Knowledge” shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, (b) any officer or director of each of the Company and each Subsidiary, if used in reference to the Company, or (c) any officer or director of such party, if used in reference to any Person that is not an individual. Any such individual officer or director will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could reasonably have been expected to be obtained through reasonable inquiry by such Person (which reasonable inquiry shall include reasonable inquiry of Persons in charge of the matter in question).

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, federal acquisition regulations (FARs), defense federal acquisition regulations (DFARs), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, including laws, regulations and other such matters related to Restrictions on Hazardous Substances (i.e., RoHS), lead-free compliance and “green” compliance, federal and foreign export controls, government true-ups, Governmental Audits and defense security service (DSS) compliance.

Letter of Transmittal. “Letter of Transmittal” shall have the meaning specified in Section 1.11 of the Agreement.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

MCC. “MCC” shall have the meaning specified in Section 1.1 of the Agreement.

Merger. “Merger” shall have the meaning specified in the first recital of the Agreement.

Merger Sub. “Merger Sub” shall have the meaning specified in the first paragraph of the Agreement.

Multiemployer Plan. “Multiemployer Plan” shall mean any Pension Plan (as defined herein) that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

Neutral Auditor. “Neutral Auditor” shall have the meaning specified in Section 1.14 of the Agreement.

Exhibit A-7

Officer’s Certificate. “Officer’s Certificate” shall have the meaning specified in Section 8.5 of the Agreement.

Optionholder Acknowledgement and Waiver. “Optionholder Acknowledgement and Waiver” shall mean a written instrument evidencing a Company Optionholder’s acknowledgement that its interest in the Company’s capital stock is limited to such interest reflected on the Certified Capitalization Table, its waiver of any interest, whether contingent or otherwise, in any capital stock or other securities of the Company and any Subsidiary and any outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Subsidiary not set forth in the Certified Capitalization Table, its waiver of its right to any Dissenting Share Payments, its waiver of any other claims against the Company and its acknowledgement and agreement that, in consideration of such Company Optionholder’s receipt of its respective portion of the Total Consideration payable pursuant to the terms of the Agreement, the Company Stock Options held by such Company Optionholder shall terminate and be of no further force and effect as of immediately prior to the Effective Time.

Order. “Order” shall mean any:

(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such type of action is recurring in nature, consistent with the Company’s past practices and taken in the ordinary course of the Company’s normal day to day operations; and

(b) such action is not required by the Company’s Bylaws or Articles of Incorporation or by the MCC to be authorized by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors and does not require any other separate or special authorization of any nature.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (i) Encumbrances imposed by any Legal Requirement, such as carrier’s, warehousemen’s and mechanic’s liens and other similar liens, which arise in the Ordinary Course of Business with respect to obligations not yet due or being diligently contested in good faith by appropriate proceedings and for which the Company shall have set aside full and adequate reserves on its books as required by GAAP; (ii) Encumbrances for Taxes on property not yet due and payable or which are being diligently contested in good faith and by appropriate proceedings diligently conducted, and for which the Company have set aside full and adequate reserves on their books as required by GAAP; and (iii) Encumbrances arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security benefits other than any lien imposed by ERISA.

Exhibit A-8

Person. “Person” shall mean any individual, Entity or Governmental Body.

Plans. “Plans” shall have the meaning specified in Section 2.17(a) of the Agreement.

Principal Stockholder. “Principal Stockholder” shall have the meaning specified in the first paragraph of the Agreement.

Principal Stockholder Indemnification Obligations. “Principal Stockholder Indemnification Obligations” shall have the meaning specified in Section 8.1(b) of the Agreement.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel, including any Governmental Audit, investigation or inquiry.

Proprietary Information and Inventions Agreement. “Proprietary Information and Inventions Agreement” shall have the meaning specified in Section 2.11(d) of the Agreement.

Pro Rata Amount. “Pro Rata Amount” shall mean, as it applies to each Company Securityholder the percentage ownership interest of the Company set forth on the Certified Capitalization Table.

Registered Intellectual Property Rights. “Registered Intellectual Property Rights” shall mean all patents, patent applications, registered trademarks and service marks and applications for registration therefor, copyright registrations and mask work registrations.

Related Party. Each of the following shall be deemed to be a “Related Party”:

(a) each individual who is or who has been at any time an officer of the Company;

(b) each child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law of each of the individuals referred to in clause “(a)” above, including adoptive relationships;

(c) any Entity (other than the Company) in which any one of the Persons referred to in clauses “(a)” or “(b)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a ten percent (10%) or greater voting, proprietary or equity interest.

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party.

Exhibit A-9

Statement of Expenses. “Statement of Expenses” shall have the meaning specified in Section 6.11 of the Agreement.

Stockholder Acknowledgement and Waiver. “Stockholder Acknowledgement and Waiver” shall mean a written instrument evidencing a Company Stockholder’s acknowledgement that its interest in the Company’s capital stock is limited to such interest reflected on the Certified Capitalization Table, its waiver of any interest, whether contingent or otherwise, in any capital stock or other securities of the Company and any Subsidiary and any outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Subsidiary not set forth in the Certified Capitalization Table, its waiver of its right to any Dissenting Share Payments and its waiver of any other claims against the Company.

Stockholders’ Agent. “Stockholders’ Agent” shall have the meaning specified in Section 8.8(a) of the Agreement.

Supplemental Escrow Amount. “Supplemental Escrow Amount” shall have the meaning specified in Section 1.10(b) of the Agreement.

Surviving Corporation. “Surviving Corporation” shall have the meaning specified in Section 1.1 of the Agreement.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), and other obligations of the same or of a similar nature to any of the foregoing, (a) imposed, assessed or collected by or under the authority of any Governmental Body, including as a result of being a member of an affiliated, consolidated, combined or unitary group (for any arrangement for group or consortium relief or similar arrangement) for any period, or (b) payable pursuant to any tax sharing agreement or similar Contract or arrangement, including in each case liability for taxes of a predecessor or transferor.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technology. “Technology” shall mean algorithms, data, databases, hardware, inventions (whether or not patentable), know-how, processes, proprietary information, protocols, specifications, software, software code (in any form including source code and executable or object code), techniques, works of authorship, and other information, materials and technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Exhibit A-10

Third Party Expenses. “Third Party Expenses” shall have the meaning specified in Section 10.2 of the Agreement.

Total Consideration. “Total Consideration” shall have the meaning specified in Section 1.7(a)(vi) of the Agreement.

Transactional Agreements. “Transactional Agreements” shall mean:

(a) the Agreement;

(c) the Articles of Merger;

(e) the Letter of Transmittal;

(g) the Escrow Agreement; and

(h) all other agreements, certificates, instruments, documents and writings delivered by the Company, Acquiror or Merger Sub in connection with the Transactions.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, Acquiror, the Company Securityholders and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall have the meaning specified in Section 2.5(a)(ii) of the Agreement.

Unaudited Interim Financial Statements. “Unaudited Interim Financial Statements” shall have the meaning specified in Section 2.5(a)(ii) of the Agreement.

Warrantholder Acknowledgement and Waiver. “Warrantholder Acknowledgement and Waiver” shall mean a written instrument evidencing a Company Warrantholder’s acknowledgement that its interest in the Company’s capital stock is limited to such interest reflected on the Certified Capitalization Table, its waiver of any interest, whether contingent or otherwise, in any capital stock or other securities of the Company and any Subsidiary and any outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Subsidiary not set forth in the Certified Capitalization Table, its waiver of its right to any Dissenting Share Payments, its waiver of any other claims against the Company and its acknowledgement and agreement that, in consideration of such Company Warrantholder’s receipt of its respective portion of the Total Consideration payable pursuant to the terms of the Agreement, the Company Warrants held by such Company Warrantholder shall terminate and be of no further force and effect as of immediately prior to the Effective Time.

Exhibit A-11